Exhibit 2.1

Execution version

  LIMITED LIABILITY COMPANY INTERESTS PURCHASE AGREEMENT

BY AND BETWEEN

CORENERGY INFRASTRUCTURE TRUST, INC., as Purchaser

AND

MOGAS ENERGY, LLC, as Seller

Dated as of November 17, 2014

i

4.4	No Consents	31
4.5	Shelf Registration Statement	31
4.6	Acknowledgments	32
4.7	No Litigation	32
4.8	Brokers	32

ARTICLE 5 COVENANTS		32

5.1	Conduct of Business	32
5.2	Access and Information	34
5.3	Commercially Reasonable Efforts; Certain Government Matters	34
5.4	Confidentiality	35
5.5	Indemnification by Companies of Managers, Officers and Directors	36
5.6	Certain Tax Matters	36
5.7	No Shop	37
5.8	Further Assurances	38
5.9	Relaese by Seller	38

ARTICLE 6 CONDITIONS TO CLOSING		38

6.1	Conditions to Obligations of Each Party	38
6.2	Conditions to Obligations of Purchaser	38
6.3	Conditions to Obligations of Seller	39

ARTICLE 7 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS; INDEMNIFICATION		40

7.1	Survival of Representations, Warranties, Covenants and Agreements	40
7.2	Indemnification	40
7.3	Indemnification Procedures	43
7.4	Claims First Paid from Indemnity Escrow Account	44
7.5	Adjustment to Purchase Price	44
7.6	Sole Remedy	44

ARTICLE 8 TERMINATION		44

8.1	Termination	44
8.2	Effect of Termination	45

ARTICLE 9 MISCELLANEOUS PROVISIONS		46

9.1	Notices	46
9.2	Entire Agreement	47
9.3	Amendment	47
9.4	Waiver	47
9.5	Third-Party Beneficiaries	47
9.6	No Assignment	47
9.7	Publicity	48
9.8	Return of Information	48
9.9	Expenses	48
9.10	Schedules	48
9.11	Governing Law	48
9.12	Submission to Jurisdiction	48

ii

9.13	Waiver of Jury Trial	49
9.14	Costs of Litigation	49
9.15	Headings	49
9.16	Invalid Provisions	49
9.17	Construction	49
9.18	Counterparts	50
9.19	Binding Effect	50
9.20	Specific Performance	50

iii

LIMITED LIABILITY COMPANY INTERESTS PURCHASE AGREEMENT

This LIMITED LIABILITY COMPANY INTERESTS PURCHASE AGREEMENT is dated as of November 17, 2014 (the “Execution Date”), by and between Mogas Energy, LLC, a Delaware limited liability company (“Seller”), and CorEnergy Infrastructure Trust, Inc., a Maryland corporation (“Purchaser”) (the foregoing parties to this Agreement may also be referred to herein as the “Parties” or individually as a “Party”).  Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 1.

RECITALS

A.                  Seller is the sole owner of MoGas Pipeline LLC, a Delaware limited liability company (“MoGas Pipeline”).

B.                   MoGas Pipeline currently owns and operates a configuration of natural gas pipelines (referred to in the aggregate as the “Pipeline”) that: (i) are subject to regulation by the Federal Energy Regulatory Commission (“FERC”); and (ii) transport natural gas for shippers that include but are not limited to investor owned and municipal natural gas local distribution systems within the states of Missouri and Illinois.  A map of the Pipeline is set forth in Exhibit A attached hereto.

C.                   D&D Energy, LLC (“D&D”), the parent company of Seller, in addition to owning Seller, is the sole owner of United Property Systems, LLC, a Delaware limited liability company (“UPSL”), whose sole assets consist of ownership interests in real property leased to MoGas Pipeline and a non-Affiliate.
D.                  Purchaser desires to purchase all of the ownership interests in MoGas Pipeline and UPSL.

E.                   Accordingly, Purchaser and Seller are entering into this Agreement setting forth the terms and conditions pursuant to which: (i) Seller will sell to Purchaser and Purchaser will purchase from Seller all of the outstanding limited liability company interests in MoGas Pipeline (the “MoGas Pipeline Interests”); (ii) Seller will cause D&D to transfer to Seller all of the outstanding limited liability company interests in UPSL (the “UPSL Interests”); and (iii) Seller will sell to Purchaser and Purchaser will purchase from Seller the UPSL Interests (MoGas Pipeline and UPSL may each be referred to as a “Company” and may together be referred to as the “Companies;” the MoGas Pipeline Interests and UPSL Interests may be referred to in the aggregate as the “Company Interests; and such sales, purchases, and transfers of the Company Interests may be referred to in the aggregate as the “Transactions”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the covenants, representations and warranties set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1                 Definitions.  As used in this Agreement, the following defined terms shall have the meanings indicated below:

“Acquisition Transaction” has the meaning set forth in Section 5.7.

“Action” means any action, claim, suit, complaint, investigation, proceeding, arbitration or litigation, whether civil or criminal, in law or in equity, whether or not by or before any arbitrator or Governmental Authority.

“Administrative Agent” means Union Bank of California, N.A.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, that Person.  For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

“Agreement” means this Limited Liability Company Interests Purchase Agreement, including (unless the context otherwise requires) the Exhibits, the Schedules and the Company Disclosure Schedule, as the same may be amended from time to time in accordance with the terms hereof.

“Allocable Amount” has the meaning set forth in Section 2.7.

“Allocation Schedule” has the meaning set forth in Section 2.7.

“Assets” has the meaning set forth in Section 3.13(b).

“Balance Sheet Date” has the meaning set forth in Section 3.6.

“Business” means the business of the Companies, consisting of, (a) with respect to MoGas Pipeline, the ownership and operation of the Pipeline and (b) with respect to UPSL, the ownership and lease of certain Real Property.

“Business Day” means a day other than: (i) Saturday, (ii) Sunday or (iii) any day on which banks located in the State of New York are authorized or obligated to close.

“Claim” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, notice of violation, proceeding, litigation, citation, summons, subpoena, investigation, suit, information request, audit, or administrative order of any nature, whether civil, criminal, administrative, regulatory, or otherwise, whether at law or in equity, and including any legal proceedings in respect thereof.

“Claim Cap” has the meaning set forth in Section 7.2(d)(i).

“Claim Deductible Threshold” has the meaning set forth in Section 7.2(c).

“Claim Notice” has the meaning set forth in Section 7.3(a).

“Claim Response” has the meaning set forth in Section 7.3(a).

“Closing” means the closing of the Transactions and shall be deemed to have occurred at 11:59 p.m. Central Time on the Closing Date.

“Closing Date” has the meaning set forth in Section 2.4(a).

“Company Audited Financials” has the meaning set forth in Section 3.6.

“Companies” has the meaning set forth in Recital E.

“Company Interests” has the meaning set forth in Recital E.

“Company Disclosure Schedule” means the schedules delivered to Purchaser by or on behalf of Seller, in connection with this Agreement, and identified as such on the title page thereto.

“Company Financials” has the meaning set forth in Section 3.6.

“Company Unaudited Financials” has the meaning set forth in Section 3.6.

“Confidentiality Agreement” has the meaning set forth in Section 5.4(e).

“Contract” means any written or oral note, bond, mortgage, contract, license, lease, sublease, covenant, commitment, power of attorney, proxy, indenture, or other agreement or arrangement.

“D&D” has the meaning set forth in Recital C.

“D&O Tail Policy” has the meaning set forth in Section 5.5.

“Dispute Notice” has the meaning set forth in Section 2.6(b).

“Disputed Items” has the meaning set forth in Section 2.6(b).

“Effective Registration Statement” has the meaning set forth in Section 4.5.

“Environmental Laws” shall mean all federal, state, local and foreign Laws (including common law) and regulations relating to pollution or the environment, to natural resources or to human health and safety as affected by exposure to Hazardous Substances, including Laws relating to Releases or threatened Releases of Hazardous Substances or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, arrangement for disposal, Release, transport or handling of Hazardous Substances and all Laws with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and Laws relating to the management, use restoration, or compensation for use of or damage to natural resources, including: (a) the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. §§9601 et seq.) (“CERCLA”); (b) Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. §§6901 et seq.) (“RCRA”); (c) the National Environmental Policy Act (42 U.S.C. §§4321 et seq. (1969), as amended); (d) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (e) the Clean Air Act (42 U.S.C. §§ 7401 et seq.); (f) the Clean Water Act (33 U.S.C. §§1251 et seq.); (g) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (h) the Hazardous Materials Transportation Act (49 U.S.C. §§5101 et seq.); (i) the Occupational Safety and Health Act (29 U.S.C. §§651 et seq.); (j) any state, county, municipal or local Laws similar or analogous to the federal statutes listed in parts (a)-(i) of this subparagraph; and (k) any rules, regulations, directives, orders or the like adopted pursuant to or implementing the Laws  listed in parts (a)-(j) of this subparagraph.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, entity, trade or business that, together with the first entity, trade or business, would be treated as a single employer under Internal Revenue Code Section 414 or ERISA Section 4001(b).

“Escrow Agent” shall mean UMB Bank, N.A.

“Escrow Agreement” has the meaning set forth in Section 2.5(a).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.3(a).

“Estimated Purchase Price” has the meaning set forth in Section 2.3(a).

“Estimated Working Capital” has the meaning set forth in Section 2.3(a).

“Execution Date” has the meaning set forth in the first paragraph of this Agreement.

“Existing D&O Coverage” has the meaning set forth in Section 5.5.

“Existing Muni Litigation” means the litigation described in items 2, 3, 4, and 5 of Schedule 3.5(a).

“Existing Refund Rate Litigation” means the litigation described in item 1 of Schedule 3.5(a).

“FERC” has the meaning set forth in Recital B.

“Final Closing Balance Sheet” has the meaning set forth in Section 2.6(a).

“Final Purchaser Payment” has the meaning set forth in Section 2.6(e).

“Final Seller Payment” has the meaning set forth in Section 2.6(d).

“Final Working Capital” has the meaning set forth in Section 2.6(b).

“Fundamental Representations” has the meaning set forth in Section 7.1(a).

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, department or agency, or any court, authority, tribunal, administrative hearing body, or other body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.  For the avoidance of doubt, Governmental Authority shall include all Taxing Authorities.

“Hazardous Substances” shall mean all substances, chemicals, wastes, materials, pollutants, or contaminants defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, RCRA hazardous wastes, CERCLA hazardous substances, asbestos, toxic mold, polychlorinated biphenyls (PCBs), or defined as hazardous or toxic by, or regulated as such under, any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to the Companies, (a) any indebtedness for borrowed money (including the principal amount thereof, any accrued interest thereon, and any prepayment premiums or termination fees with respect thereto), whether short term or long term, (b) any indebtedness arising under capital leases, conditional sales contracts and other similar title retention instruments whether short term or long term, (c) all Liabilities secured by any pledge, mortgage or other security interest on any property owned by the Companies, (d) all Liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect the Companies against fluctuations in interest rates, (e) all indebtedness (other than trade payables incurred in the ordinary course of business) for the deferred purchase price of property or services, (f) any indebtedness evidenced by any note, bond, debenture mortgage or other debt instrument or debt security, (g) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (a) through (f), and (h) all indebtedness referred to in the foregoing clauses (a) through (g) which is directly or indirectly guaranteed by either of the Companies or that is secured by the assets or properties of either of the Companies.

“Indemnity Escrow Account” has the meaning set forth in Section 2.5(a).

“Indemnification Claim” has the meaning set forth in Section 7.3(a).

“Indemnified Party” has the meaning set forth in Section 7.3(a).

“Indemnifying Party” has the meaning set forth in Section 7.3(a).

“Independent Accountant” has the meaning set forth in Section 2.6(b).

“Insurance Policies” has the meaning set forth in Section 3.19.

“Intellectual Property” means all federal, state, local, international and foreign:  (a) patents and patent applications (including provisional applications), trade secrets and inventions (whether or not patentable); (b) trade names, trade dress, logos, slogans, work products, registered and unregistered trademarks and service marks, and applications to register trademarks and service marks; (c) copyrights in both published and unpublished works, and all copyright registrations and applications for copyright registration and all derivatives, adoptions and combinations of the above; (d) any mask work registrations and applications to register mask works; (e) registered and unregistered Internet domain names and applications to register Internet domain names; and (f) know-how, trade secrets, confidential information, software, technical information, data, plans, drawings, and blue prints, whether licensed or owned.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Joint Instruction Letter” has the meaning set forth in Section 2.5(a).

“Law” or “Laws” means any law, statute, code, constitution, treaty, Order, rule, regulation, protocol, ordinance or other legal restraint or requirement of a Governmental Authority, including common law.

“Leased Real Property” means all tracts, parcels and subdivided lots of real property, including any improvements thereon, in which a Company has a leasehold interest.

“Liabilities” means all Indebtedness, obligations and other liabilities of a Person (whether known or unknown, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether asserted or unasserted and whether due or to become due).

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, easement, encroachment, right-of-way, license, covenant, condition, restriction, adverse claim, equitable interest, preferential purchase right, levy, charge, option, or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

“Loss” or “Losses” means any Claims, judgments, awards, Liabilities, losses, Taxes, costs, expenses (including reasonable attorneys’ fees and expenses), damages, penalties, and fines.

“Material Adverse Effect” means any event, change, circumstance, occurrence, or effect that has had or would reasonably be expected to cause or result in a material adverse effect on the business, assets, operations, results of operations, or financial condition of the Companies (considered together);  provided, however, that the foregoing shall not include:  (a) any such event or change resulting from or arising in connection with (i) changes or events affecting generally the industry in which the Companies operate (except, for clarity, to the extent such changes, events or developments disproportionately affect the Companies as compared to other industry participants), (ii) changes in general economic or political conditions or changes in interest rates, currency exchange rates or currency fluctuations, (iii) the public announcement of this Agreement or any action taken by a Party that is expressly required by this Agreement, (iv) the enactment, repeal or change in any Law, any change in GAAP, or any interpretation of any of the foregoing after the Execution Date generally affecting the industry in which the Companies operate (except, for clarity, to the extent such enactment, repeal, change, or interpretation disproportionately affects the Companies as compared to other industry participants), (v) the public announcement by Purchaser or any of its Affiliates of its plans or intentions (including in respect of customers) with respect to the Companies, (vi) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof generally affecting the industry in which the Companies operate (except, for clarity, to the extent any such matter disproportionately affects the Companies as compared to other industry participants), (vii) any resolution, judgment, court decision or settlement agreement relating to the Existing Muni Litigation; or (b) any item referred to in this definition which is cured (including by payment of money) by the Companies or Seller (or any Affiliate thereof) to the reasonable satisfaction of Purchaser before the Closing Date.  For purposes of this definition, “the enactment, repeal or change in any Law” shall mean the adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law which occurs subsequent to the Execution Date.

“Material Contracts” has the meaning set forth in Section 3.17(a).

“Mogas Energy Credit Agreement” means that certain Credit Agreement, dated as of July 13, 2007 (as amended, supplemented or otherwise modified from time to time) among Mogas Energy, the Administrative Agent and the Secured Lenders (as such terms are defined therein).

“MoGas Pipeline” has the meaning set forth in Recital A.

“MoGas Pipeline Credit Agreement” means that certain Credit Agreement, dated as of July 13, 2007 (as amended, supplemented or otherwise modified from time to time) among MoGas Pipeline, the Administrative Agent and the Secured Lenders (as such terms are defined therein).

“Most Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of MoGas Pipeline as of the Balance Sheet Date.

“Muni Settlement Payment” has the meaning set forth in Section 6.2(g).

“NGA” has the meaning set forth in Section 3.20(a).

“Order” means any writ, judgment, decree, award, ruling, subpoena, verdict injunction or similar order of any Governmental Authority (in each such case whether preliminary or final).

“Other Real Property Rights” means all other rights (other than rights in the Owned Real Property and the Leased Real Property, and including easements and rights-of-way) granted to a Company with respect to the use of any tracts, parcels or subdivided lots of real property or any improvements thereon.

“Outside Date” has the meaning set forth in Section 8.1(b).

“Owned Real Property” means all tracts, parcels and subdivided lots of real property, including any improvements thereon, in which a Company has an ownership interest.

“Parties” has the meaning set forth in the first paragraph of this Agreement.

“Payoff Letters” has the meaning set forth in Section 2.3(a).

“Permit” means each permit, certificate, license, franchise, registration, variance, consent, approval, authorization of, or any similar rights granted by or obtained from, any Governmental Authority.

“Permitted Liens” means any (a) inchoate mechanic’s, materialmen’s, workmen’s, repairmen’s and similar Liens, (b) Liens for Taxes not yet due and payable or for Taxes being contested in good faith through appropriate proceedings and for which adequate reserves are reflected on the Most Recent Balance Sheet, (c) pledges or deposits under workers’ compensation legislation, unemployment insurance laws or similar laws, (d) good faith deposits in connection with bids, tenders or contracts, including rent security deposits, (e) pledges or deposits to secure public or statutory obligations or appeal bonds, (f) Liens referred to on Schedule 3.13 of the Company Disclosure Schedule, and (g) in the case of real property, recorded easements, covenants and other restrictions which do not impair the current use of such real property in the business of the Companies in any material respect.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Pipeline” has the meaning set forth in Recital B.

“Plan” means (a) each of the “employee benefit plans” (as such term is defined in Section 3(3) of ERISA), (b) any other plan, arrangement or policy providing for (i) health, life, vision or dental insurance coverage, workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits or retirement benefits, fringe benefits, or (ii) profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits, and (c) any other similar plan, fund, policy, benefit, program, custom, agreement, arrangement or understanding, in each of cases (a), (b), and (c), as to which either Company or any ERISA Affiliate of either Company is a sponsor or participating employer or as to which either Company or any ERISA Affiliate of either Company makes contributions or is required to make contributions or has any Liabilities thereunder, or which covers or provides benefits to any individual involved in the business of either Company or any ERISA Affiliate of either Company, for the benefit of any current or former director, manager, officer, consultant or employee.

“Pre-Closing Statement” has the meaning set forth in Section 2.3.

“Project Credit Agreements” means, together, the Mogas Energy Credit Agreement and the MoGas Pipeline Credit Agreement.

“Project Debt” means the outstanding Indebtedness of Seller and MoGas Pipeline pursuant to the Project Credit Agreements.

“Proprietary Information” has the meaning set forth in Section 5.4(a).

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” has the meaning set forth in the first paragraph of this Agreement.

“Purchaser Common Stock” means Purchaser’s common stock, $0.001 par value per share.

“Purchaser’s Equity Financing” means the offer and sale to the public by Purchaser under the Effective Registration Statement of shares of Purchaser Common Stock, to finance all or a portion of the Purchase Price, as determined by Purchaser.

“Purchaser Indemnified Party” has the meaning set forth in Section 7.2(a).

“Qualified” means, as to any representation, warranty, obligation, covenant or other agreement, as applicable, that such provision is subject to a “materiality”, “material”, “Material Adverse Effect”, “in all material respects”, or similar materiality qualification, but excluding any knowledge qualification, and “Qualification” means the qualification in question.

“Real Property” means the Owned Real Property, the Leased Real Property and the Other Real Property Rights, collectively.

“Recent Registration Statement” has the meaning set forth in Section 4.5.

“Release” means any release, spill, emission, discharge, leaking, leaching, pumping, pouring, dumping, emptying, injection, deposit, disposal of or migration into or through the indoor or outdoor environmental medium or natural resources (including ambient air, surface water, groundwater, land and surface or subsurface strata) or into or out of any property.

“Representatives” means, with respect to any Person, such Person’s accountants, financial consultants, investment bankers, legal counsel, agents and other representatives.

“Required Closing Working Capital” has the meaning set forth in Section 2.2(a).

“Response Period” has the meaning set forth in Section 7.3(a).

“Return” or “Returns” has the meaning set forth in Section 3.16(a).

“Ries Agreement” means that certain Agreement, dated as of September 30, 2013, by and among Seller, MoGas Pipeline, David J. Ries, Ries Holdings, Inc., DES Energy, Ltd., and D&D Energy.

“SEC” means the United States Securities and Exchange Commission.

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller Indemnified Party” has the meaning set forth in Section 7.2(b).

“Subsidiary” means any Person in which either Company, directly or indirectly through other Subsidiaries, beneficially owns at least fifty percent (50%) of either the equity interest in, or the voting control of, such Person.

“Survival Period” has the meaning set forth in Section 7.1(a).

“Tax” or “Taxes” means any income, franchise tax, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Internal Revenue Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax or similar charge, fee, levy or impost of any kind whatsoever, or other taxes, duties, charges, fees, levies or other assessments imposed or required to be withheld by any Governmental Authority, including any amounts required to be paid or delivered to any state as unclaimed or abandoned property, and any license, regulatory or other fees and charges required to be paid or deliver to any state or any interest, penalties or additions thereto incurred under applicable Law with respect to such items (whether assessed in connection with any audit or other examination by any Governmental Authority or judicial or administrative proceeding or otherwise) and including liability for the taxes of any other Person as a transferee or successor, by contract, or otherwise.

“Taxing Authority” means any Governmental Authority that imposes or collects Taxes, including, without limitation, the Internal Revenue Service, or any federal, state, local or foreign taxing or regulatory authority.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claims” has the meaning set forth in Section 7.3(b).

“Transactions” has the meaning set forth in Recital E.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Confidentiality Agreement, and any other documents, certificates or instruments executed or delivered in connection herewith or with the transactions contemplated hereby.

“Treasury Regulations” means the federal income Tax regulations promulgated under the Internal Revenue Code, as amended from time to time, and including corresponding provisions of succeeding regulations.

“UPSL” has the meaning set forth in Recital C.

“UPSL Financials” has the meaning set forth in Section 3.6.

“UPSL Interests” has the meaning set forth in Recital E.

“Wire Transfer Instructions” has the meaning set forth in Section 2.3(a).

“Working Capital” means, as of the Closing: (a) all current assets of the Companies, minus (b) all current liabilities of the Companies, determined in accordance with the accounting principles, practices and policies established by GAAP consistent with the Most Recent Balance Sheet, except as specifically modified and described on the Working Capital Schedule.  Working Capital shall be computed without taking into account Project Debt but shall include any Muni Settlement Payment that remains unpaid as of the Closing.

“Working Capital Schedule” means the schedule attached hereto as Schedule 1, which sets forth the specific items of assets and liabilities to be used in computing “Working Capital”.

1.2                 Construction.

(a)            Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and the neuter, (ii) words (including terms defined herein) using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms “Article” or “Section” or “Recital” or other subdivision refer to the specified Article, Section or Recital or other subdivision of the body of this Agreement, (v) the phrases “ordinary course of business” and “ordinary course of business consistent with past practice” refer to the business and practice of MoGas Pipeline, (vi) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (vii) when a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated,  and (viii) references to “days” are to calendar days, unless the term “Business Days” is used.  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(b)            When used herein, the phrases “to the knowledge of” any Person or “known to” any Person, or any similar phrases or words, mean (i) with respect to any Person who is an individual, the actual knowledge of such Person after reasonable inquiry, and (ii) with respect to any other Person, the actual knowledge of the officers and directors of such Person, each after reasonable inquiry.  Notwithstanding any of the foregoing, any reference herein “to the knowledge of the Company” shall mean the actual knowledge of any of Cy Zebot, Jose Torres-Monllor, David Wallen, or Michael Mertz, after reasonably inquiry.

ARTICLE 2
PURCHASE AND SALE OF INTERESTS; CLOSING

2.1                Company Interests.  At the Closing, subject to the terms and conditions set forth herein, Purchaser shall purchase and acquire from Seller and Seller shall sell and transfer to Purchaser the Company Interests, free and clear of any and all Liens.

2.2                 Purchase Price.  As payment in full for the Company Interests, Purchaser shall pay to Seller the amounts as set forth in this Article 2:

(a)            The aggregate purchase price for the Company Interests shall be an amount equal to ONE HUNDRED TWENTY-FIVE MILLION DOLLARS ($125,000,000) adjusted as set forth in this Agreement (the “Purchase Price”).  The Purchase Price shall be  increased on a dollar-for-dollar basis by the amount, if any, by which Working Capital as of the Closing exceeds FIVE HUNDRED THOUSAND DOLLARS ($500,000) (the “Required Closing Working Capital”), or decreased on a dollar-for-dollar basis by the amount, if any, by which Required Closing Working Capital exceeds Working Capital as of the Closing.

(b)            The Purchase Price, after deduction for the amount required to pay the amounts set forth in the Payoff Letters (as described in Section 2.3(b)(i)) and deduction for the amount transferred to the Indemnity Escrow Account (as described in Section 2.3(b)(ii)), shall be paid in cash to Seller, in accordance with this Agreement.

2.3                 Pre-Closing Events; Closing Statement.

(a)            Seller Pre-Closing Deliverables.  Not less than three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser:

 (i)            payoff letters and lien discharges, each in form and substance satisfactory to Purchaser, with respect to the Project Credit Agreements, in order to establish the amount required to fully discharge the Project Debt and all other payment obligations under the Project Credit Agreements as of the Closing, which such amount Seller agrees shall not exceed, in the aggregate, FIFTY - ONE MILLION TWO HUNDRED THOUSAND DOLLARS ($51,200,000) (collectively, the “Payoff Letters”)

 (ii)            wire transfer instructions for the payments to be made by Purchaser pursuant to Section 2.3(b) (collectively, the “Wire Transfer Instructions”)

 (iii)           the estimated consolidated balance sheet for the Companies as of the Closing Date (the “Estimated Closing Balance Sheet”); an

 (iv)          a statement (the “Pre-Closing Statement”), reflecting Seller’s estimation of the Purchase Price as of the Closing Date (the “Estimated Purchase Price”), which shall be determined by comparing the Working Capital as set forth on the Estimated Closing Balance Sheet (the “Estimated Working Capital”) to Required Closing Working Capital and applying the provisions of Section 2.2(a) to compute any estimated adjustment to the Purchase Price.

The Pre-Closing Statement shall include a notice from Seller signed by an officer of MoGas Pipeline stating that the Estimated Closing Balance Sheet has been prepared in accordance with GAAP on a basis consistent with the Most Recent Balance Sheet (except as provided in Schedule 1), and on a basis consistent with this Agreement (including Schedule 1).  The Pre-Closing Statement shall also include, or Seller shall promptly provide, such information as Purchaser may reasonably request to substantiate the calculations shown on such Pre-Closing Statement.

(b)            Closing Date Payments.  On the Closing Date, Purchaser shall:

 (i)              pay the amounts set forth in, and in accordance with the instructions in, the Payoff Letters;

 (ii)             pay to the Escrow Agent SEVEN MILLION DOLLARS ($7,000,000) to be held in the Indemnity Escrow Account; an

 (iii)           pay to Seller the Estimated Purchase Price (as determined in Section 2.3(a)), and after deduction for (A) the amounts paid pursuant to Sections 2.3(b)(i) and (ii) and (B) any unpaid Muni Settlement Payment set forth in the statement delivered by Seller to Purchaser pursuant to Section 2.4(c)(vii), if not already taken into account in calculating Estimated Working Capital.

All of the foregoing payments shall be made by wire transfer of immediately available funds to such account or accounts as specified in the applicable Wire Transfer Instructions.

2.4                 Closing.

(a)            Place and Time.  The Closing shall take place at the offices of legal counsel to Seller, or at a location otherwise agreed to by Seller and Purchaser, at 10:00 a.m. Eastern Time, on the second (2nd) Business Day following the satisfaction or waiver of the conditions precedent specified in Article 6 (other than the conditions to be satisfied on the Closing Date, but subject to the waiver or satisfaction of such conditions), or at a time otherwise agreed to by Seller and Purchaser.  The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b)            Purchaser Closing Deliveries.  At the Closing, Purchaser shall make the cash payments set forth in Section 2.3(b) and shall also deliver or cause to be delivered to Seller:

 (i)             the officer’s certificates referenced in Section 6.3(a) and Section 6.3(b)

 (ii)            the Escrow Agreement, duly executed by Purchaser; an

 (iii)           such other documents and certificates as are reasonably required by Seller to be delivered to effectuate the transactions contemplated hereby.

(c)            Seller Closing Deliveries.  At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

 (i)             certificates from authorized officers of each of the Companies attaching and certifying, as of the Closing Date, (A) the organizational instruments (including the certificate of formation and limited liability company agreement) of each Company and (B) the incumbency, names, and signatures of the directors or managers (as the case may be) and officers of the Companies;

 (ii)            good standing certificates from the states of Delaware and Missouri for each Company, and from the state of Illinois for MoGas Pipeline, dated not more than five (5) Business Days prior to the Closing Date, as to the legal existence and good standing of the Companies;

 (iii)           the officer’s certificates referenced in Section 6.2(a) and Section 6.2(b);

 (iv)          the Escrow Agreement, duly executed by Seller;

 (v)            resignations of all directors or managers (as the case may be) and officers, in each case as such, of each Company (except Cy Zebot as the President of MoGas Pipeline);

 (vi)          a certification of non-foreign status executed by Seller in the form prescribed by Treasury Regulation Section 1.1445-2(b)(2);

 (vii)         a statement, signed by an officer of Seller and dated as of the Closing Date, indicating which, if any, of the Muni Settlement Payments remain unpaid as of the Closing Date, and the amount thereof; and

 (viii)       such other documents and certificates as are reasonably required by Purchaser to be delivered to effectuate the transactions contemplated hereby, including conveyance instruments, duly executed by Seller and in form and substance satisfactory to Purchaser, transferring to Purchaser full legal ownership of the Company Interests.

2.5                 Escrow Arrangements.

(a)            Escrow Agreement.  At the Closing, Purchaser and Seller shall enter into an escrow agreement with Escrow Agent in substantially the form attached hereto as Exhibit B (the “Escrow Agreement”).  Pursuant to the Escrow Agreement, (i) the Escrow Agent will establish an escrow account for the benefit of Seller and Purchaser and referred to as the “Indemnity Escrow Account,” and (ii) the Escrow Agent will deposit the amount paid to the Escrow Agent pursuant to Section 2.3(b)(ii) to the Indemnity Escrow Account as of the Closing.  The Escrow Agreement shall provide that any disbursement of funds from the Indemnity Escrow Account shall be made only in accordance with (x) written instructions that are jointly signed by Seller and Purchaser, which instructions shall be in a form that complies with the requirements of the Escrow Agreement (a “Joint Instruction Letter”), (y) an Order of a court competent jurisdiction, in either case specifying the amount to be disbursed and the recipient or recipients thereof, or (z) as otherwise set forth in Section 4(b) of the Escrow Agreement.

(b)            Indemnity Escrow Account Releases.

 (i)             In the event that Seller becomes obligated finally to any Purchaser Indemnified Party under the terms of Sections 7.2(a) (as determined by an Order of a court of competent jurisdiction or by written agreement between Seller and Purchaser), but subject to all limitations under Article 7, then at Purchaser’s direction Seller and Purchaser shall execute and deliver a Joint Instruction Letter to the Escrow Agent directing the Escrow Agent to release to the Purchaser Indemnified Party escrow cash from the Indemnity Escrow Account in the amount required to satisfy all or a portion of such obligation.

 (ii)            On the date that is six (6) months after the Closing Date, Seller and Purchaser shall execute and deliver to the Escrow Agent a Joint Instruction Letter instructing the Escrow Agent to release to Seller escrow cash from the Indemnity Escrow Account such, following such release, the amount of escrow cash remaining in the Indemnity Escrow Account is (A) FOUR MILLION SIX HUNDRED SIXTY-SIX THOUSAND SIX HUNDRED SIXTY-SEVEN DOLLARS ($4,666,667), plus (B) a reasonable reserve amount determined by Seller and Purchaser in good faith in respect of any and all Claim Notices submitted by any Purchaser Indemnified Party prior to such date in accordance with Article 7 that remain pending as of such date.

 (iii)           On the date that is twelve (12) months after the Closing Date, Seller and Purchaser shall execute and deliver to the Escrow Agent a Joint Instruction Letter instructing the Escrow Agent to release to Seller escrow cash from the Indemnity Escrow Account such, following such release, the amount of escrow cash remaining in the Indemnity Escrow Account is (A) TWO MILLION THREE HUNDRED THIRTY-THREE THOUSAND THREE HUNDRED THIRTY-THREE DOLLARS ($2,333,333), plus (B) a reasonable reserve amount determined by Seller and Purchaser in good faith in respect of any and all Claim Notices submitted by any Purchaser Indemnified Party prior to such date in accordance with Article 7 that remain pending as of such date.

 (iv)          On the date that is eighteen (18) months after the Closing Date, Seller and Purchaser shall execute and deliver to the Escrow Agent a Joint Instruction Letter instructing the Escrow Agent to release to Seller escrow cash from the Indemnity Escrow Account such that, following such release, the amount of escrow cash remaining in the Indemnity Escrow Account equals a reasonable reserve amount determined by Seller and Purchaser in good faith in respect of any and all Claim Notices submitted by any Purchaser Indemnified Party prior to such date in accordance with Article 7 that remain pending as of such date.

(c)            Miscellaneous.  In the event of a conflict between the Escrow Agreement and this Agreement, this Agreement shall govern.  In the event either Party receives a release of any cash from the Indemnity Escrow Account to which it is not entitled pursuant to the terms of this Agreement, such Party shall (i) if the other Party is entitled to such cash at that time, transfer such cash to the other Party, or (ii) if the other Party is not entitled to such cash at that time, deposit such cash with the Escrow Agent to be and released pursuant to the Escrow Agreement and this Agreement.  If either Seller or Purchaser shall fail to timely execute and deliver a Joint Instruction Letter when required under this Agreement, Seller or Purchaser, as applicable, shall be entitled to seek an Order from a court of competent jurisdiction that will enable the Escrow Agent to release to the applicable Person or Persons the Escrow Cash to which they are entitled under this Agreement and to seek to recover Losses from Seller or Purchaser, as applicable, as a result of such failure to comply with this Agreement.

2.6                 Post-Closing Working Capital True-Up.

(a)            For the purpose of confirming the Estimated Working Capital, Purchaser shall prepare, or cause to be prepared, a consolidated balance sheet of the Companies as of the Closing Date, which balance sheet will be prepared in accordance with the same principles and procedures, and utilizing the same accounts, as the principles, procedures, and accounts used to prepare the Estimated Closing Balance Sheet (the “Final Closing Balance Sheet”).

(b)           No later than sixty (60) days after the Closing Date, Purchaser shall deliver to Seller the Final Closing Balance Sheet, together with a worksheet showing the difference, if any, between the Estimated Working Capital and Working Capital shown on the Final Closing Balance Sheet (the “Final Working Capital”).  If, within thirty (30) days after the date of the delivery to Seller of the Final Closing Balance Sheet, Seller determines in good faith that Seller disagrees with any portion of the Final Closing Balance Sheet provided by Purchaser pursuant to the immediately preceding sentence (any such disputed items being the “Disputed Items”), then Seller may deliver a written notice (a “Dispute Notice”) to Purchaser within such 30-day period, which Dispute Notice shall: (i) set forth Seller’s proposed resolution of the Disputed Items (including Seller’s determination of Working Capital as of the Closing Date taking into account such proposed resolution of the Disputed Items) and (ii) include materials showing in reasonable detail Seller’s support for such position.  Until the final determination of the Final Closing Balance Sheet and the Final Working Capital in accordance with this Section 2.6(b), Seller and its Representatives shall have full access to the books and records of, the personnel of, and work papers prepared by, Purchaser and its Representatives to the extent that they relate to such matters and to such historical financial information (to the extent in Purchaser’s possession) relating to such matters as Seller may reasonably request for the purpose of reviewing the Final Closing Balance Sheet and the determination of the Final Working Capital and to prepare a Dispute Notice.  If Purchaser and Seller are unable to resolve any disagreement among them with respect to such matters within fifteen (15) days (or such longer period as mutually agreed to by Seller and Purchaser) after the delivery of a Dispute Notice by Seller to Purchaser, then the Disputed Items (but no others) may be referred by Seller or Purchaser for determination to McGladrey LLP (or, if they are unable or unwilling to serve, another nationally recognized accounting firm not affiliated with Seller, the Companies or Purchaser that is mutually selected by Seller and Purchaser).  If Seller and Purchaser are unable to select a nationally recognized accounting firm within five (5) Business Days of McGladrey LLP declining to accept such engagement, either Seller or Purchaser may thereafter request that the American Arbitration Association make such selection (as applicable, McGladrey LLP, the firm selected by Seller and Purchaser or the firm selected by the American Arbitration Association is referred to as the “Independent Accountant”).  Each of Seller and Purchaser shall provide the Independent Accountant and the other party with a statement of its position as to the amount for each Disputed Item within fifteen (15) days from the date of the referral.  The Independent Accountant shall make a written determination as promptly as practicable, but in any event within thirty (30) days after the date on which the dispute is referred to the Independent Accountant, by selecting from the position of either Seller or Purchaser as to the amount of each Disputed Item.  The Independent Accountant shall be authorized to select only the position as to the amount of each Disputed Item as presented by either Seller or Purchaser.  The Independent Accountant shall have no power to reach any other result and shall select the amount of each Disputed Item that, in its judgment, is the closest to being in conformity with this Agreement.  If at any time Seller and Purchaser resolve their dispute with respect to any Disputed Item, then notwithstanding the preceding provisions of this Section 2.6(b), the Independent Accountant’s involvement promptly shall be discontinued with respect to such Disputed Item and the Final Closing Balance Sheet shall be revised, if necessary, to reflect such resolution and thereupon shall be final and binding for all purposes of this Agreement.  The Parties shall make readily available to the Independent Accountant all relevant books and records relating to such matters and all other items reasonably requested by the Independent Accountant in connection with resolving the Disputed Items.  The costs and expenses of the Independent Accountant shall be borne by either Seller or Purchaser based upon whose position as to the amount of all Disputed Items determined by the Independent Accountant was closest to the amount of such Disputed Items as determined by the Independent Accountant.  The decisions of the Independent Accountant shall be final and binding for all purposes of this Agreement, and the Final Closing Balance Sheet shall be revised, if necessary, to reflect such decision and thereupon shall be final and binding for all purposes of this Agreement.

(c)            Following the final determination of the Final Closing Balance Sheet and the Final Working Capital in accordance with Section 2.6(b), Purchaser or Seller, as applicable, shall make or cause to be made such true-up payments to one another as are required to place Purchaser and Seller in the same position in which they would have been had the Final Closing Balance Sheet and the Final Working Capital been known at the Closing and had the Final Working Capital, rather than the Estimated Working Capital (and any unpaid Muni Settlement Payment set forth in the statement delivered by Seller to Purchaser pursuant to Section 2.4(c)(vii), if not already taken into account in calculating Estimated Working Capital), been used to determine the amount payable under Section 2.3(b)(iii).

(d)            Any true-up payment required to be made by Seller pursuant to Section 2.6(c) is referred to as the “Final Seller Payment.”  If Seller is required to make the Final Seller Payment, then Seller shall promptly (but in any event within five (5) Business Days) pay or cause to be paid an amount equal to the Final Seller Payment to Purchaser by wire transfer of immediately available funds in accordance with the Wire Transfer Instructions.  For clarity, Seller agrees that the Final Seller Payment, if any, will be paid by Seller directly (such that Purchaser is not required to seek payment thereof from the Indemnity Escrow Account).

(e)            Any true-up payment required to be made by Purchaser pursuant to Section 2.6(c) is referred to as the “Final Purchaser Payment.”  If Purchaser is required to make the Final Purchaser Payment, then Purchaser shall promptly (but in any event within five (5) Business Days) pay or cause to be paid an amount equal to the Final Purchaser Payment to Seller by wire transfer of immediately available funds in accordance with the Wire Transfer Instructions.

2.7                Allocation of Purchase Price.  The Parties agree that the Purchase Price and any liabilities properly treated as consideration for U.S. federal income Tax purposes (collectively, the “Allocable Amount”) shall be allocated among the Assets for federal and applicable state income Tax purposes at their respective fair market values in accordance with Section 1060 of the Internal Revenue Code as determined by an appraisal conducted by KPMG on behalf of Purchaser.  A preliminary draft of such appraisal is attached hereto as Schedule 2.7, and a final version, dated as of the Closing Date, shall be provided to Seller no later than one hundred twenty (120) days after the Closing Date (the “Allocation Schedule”).  The Allocation Schedule shall be updated by Purchaser, as agreed to by Seller, to reflect any adjustments to the Allocable Amount.  The allocation of the Allocable Amount shall be reflected on a completed Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), which Form will be timely filed separately by Seller and Purchaser with the Internal Revenue Service pursuant to the requirements of Section 1060(b) of the Internal Revenue Code.  Each Party agrees not to take any position inconsistent with the allocations set forth in the Allocation Schedule, including on any Tax Returns, unless required by a final determination as defined in Section 1313 of the Internal Revenue Code or with the consent of the other Party.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser, subject to such exceptions as are specifically disclosed in the Company Disclosure Schedule, as follows:

3.1                 Organization; Qualification; Authorization.

(a)            Each Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to carry on its business as now conducted and to own and operate its properties as they are now being owned and operated.  The jurisdictions in which each Company is formed or organized, in which it is duly qualified or licensed to do business as a limited liability company, and in which it is in good standing, is listed on Schedule 3.1 of the Company Disclosure Schedule.  Neither Company is qualified or licensed to do business as a foreign entity in a jurisdiction other than as indicated on Schedule 3.1 of the Company Disclosure Schedule, and there are no other jurisdictions in which either Company is required to be qualified or licensed to do business as a foreign entity, the failure of such would have a Material Adverse Effect.  The copies of the certificates of formation and limited liability company agreements of each Company that have been previously delivered to Purchaser, in each case as amended, are true, complete and correct.

(b)            Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware with all requisite power and authority to own and operate its properties as they are now being owned and operated and to carry on its business as now conducted.  Seller has all requisite right, power and authority and all approvals required to enter into, execute and deliver this Agreement and each of the other Transaction Documents to which Seller is a party and to perform fully its obligations hereunder and thereunder.  This Agreement and each of the other Transaction Documents to which it is a party have been duly executed and delivered by Seller.  This Agreement and each of the other Transaction Documents to which Seller is a party, assuming due authorization, execution and delivery of this Agreement and each of the other Transaction Documents by Purchaser and other parties thereto, are valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in equity or at law).

3.2                 Company Interests.  Schedule 3.2 of the Company Disclosure Schedule sets forth the ownership of the Company Interests.  All of the outstanding membership interests of MoGas Pipeline are owned, of record and beneficially, by Seller; all of the outstanding membership interests of UPSL are owned, of record and beneficially, by D&D as of the Execution Date and immediately prior to the Closing will be owned, of record and beneficially, by Seller.  Except as set forth in this Section 3.2, no Company has issued or outstanding equity interests of any kind and no contractual obligations to issue any interests.  All of the outstanding membership interests of the Companies are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights.  All of the outstanding Company Interests are held, free and clear of any restrictions on transfer (other than any restrictions under federal and state securities Laws) or Liens.  There are no options, warrants, purchase rights, convertible securities, or other contracts, agreements or commitments obligating any Company to issue, transfer or sell, or cause the issuance, transfer or sale of, any equity interest.

3.3                 No Conflicts.  Except as set forth on Schedule 3.3 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the other Transaction Documents by Seller does not, and the consummation of the transactions contemplated in connection with this Agreement or the Transaction Documents will not: (a) conflict with or violate any provision of the organizational documents of Seller or either Company; (b) conflict with or violate in any material respect any applicable Law or any Permit of either Company; (c) result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation, modification or acceleration) under, or result in a forfeiture or impairment of rights under, any Material Contract; or (d) result in the imposition or creation of any Liens on the Company Interests or any of the property or assets held or leased by either Company.

3.4                 No Consents.  Except as listed on Schedule 3.4 of the Company Disclosure Schedule, no approval, consent, license, permit, order or authorization of, or registration, declaration, notice or filing to or with, any Governmental Authority or other Person is required for or in connection with the execution and delivery of this Agreement by Seller and the consummation of the Transactions.

3.5                 No Litigation.  Except as set forth on Schedule 3.5(a) of the Company Disclosure Schedule, there is no Action pending or, to the knowledge of the Company, threatened against Seller or either Company or affecting the properties or assets of either Company or the transactions contemplated by this Agreement.  Neither Company is subject to any Order with respect to any aspect of the business, affairs, properties or assets of any Company other than as set forth on Schedule 3.5(b) of the Company Disclosure Schedule.

3.6                 Financial Statements.  Schedule 3.6 of the Company Disclosure Schedule sets forth: (a) the audited balance sheet of MoGas Pipeline as of December 31, 2013, and the related statement of income of MoGas Pipeline for the twelve (12) month period ended December 31, 2013 (the “Company Audited Financials”); (b) the unaudited balance sheet of MoGas Pipeline as of September 30, 2014 (the “Balance Sheet Date”) and the related unaudited statement of income of MoGas Pipeline for the eight (8) month period then ended (the “Company Unaudited Financials” and, together with the Company Audited Financials, the “Company Financials”); (c) the unaudited balance sheet of UPSL as of December 31, 2013 and the related unaudited state of income of UPSL for the twelve (12) month period ended December 31, 2013; and (d) the unaudited balance sheet of UPSL as of September 30, 2014 (items (c) and (d) are referred to as the “UPSL Financials”).  The Company Financials have been prepared in accordance with GAAP, applied on a basis consistent with past practice, and are in accordance with the books and records of MoGas Pipeline.  The Company Financials present fairly, in all material respects, the financial condition and operating results of MoGas Pipeline as of the dates and during the periods indicated therein.  The UPSL Financials have been prepared in accordance with GAAP, applied on a basis consistent with past practice, and are in accordance with the books and records of UPSL.  The UPSL Financials present fairly, in all material respects, the financial condition and operating results of UPSL as of the dates and during the periods indicated therein.

3.7                 Brokers.  No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s, or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller or any of its Affiliates (including the Companies).

3.8                 No Material Adverse Effect; Operation in the Ordinary Course.  Except as set forth on Schedule 3.8 of the Company Disclosure Schedule, since September 30, 2014, (a) there has not been any change, event, circumstance, occurrence or development that individually or in the aggregate has or would be reasonably expected to have a Material Adverse Effect, (b) each of the Companies has been operated in the ordinary course of business, and (c) neither Company has:

 (i)              issued, sold, granted or transferred any of its equity interests, securities convertible into such securities or granted any option or right or issued any option, warrant or right to purchase or subscribe for any thereof;

 (ii)            mortgaged, pledged or subjected to any Lien (other than Permitted Liens) any material assets, whether real, personal, fixed, tangible or intangible;

 (iii)           entered into any sale, transfer, lease or other disposition of, or entered into any agreement for the sale of, or given any Person an option to purchase, all or any part of the assets of such Company other than in the ordinary course of business;

 (iv)          made any material change in its Tax or accounting methods, principles or practice unless required by applicable Law or GAAP;

 (v)            made any loans, advances or capital contributions to, or investments in, any Person;

 (vi)          amended or terminated, or waived any material rights or obligations under, any Material Contracts other than in the ordinary course of business;

 (vii)         breached, or failed to pay the premium under, any existing insurance policy;

 (viii)       entered into any transaction or arrangement with an Affiliate of the Company;

 (ix)           entered into any severance or similar agreement with any employee, or paid or agreed to pay any bonuses or increase in salaries or other compensation to any of its directors, officers, or employees, except for increases in compensation and bonuses in the ordinary course of business;

 (x)             modified its organizational documents;

 (xi)            other than distributions to its members, taken an action outside of the ordinary course of business; or

 (xii)          committed or agreed, whether in writing or otherwise, to do any of the foregoing.

3.9                 Compliance with Laws.  Except as set forth on Schedule 3.9 of the Company Disclosure Schedule:

(a)            Each Company is in material compliance with all applicable Laws.

(b)            Each Company possesses all material Permits which are necessary for such Company to carry on its business including, in the case of MoGas Pipeline, to own, use and operate the Pipeline consistent with past practice, and each such Permit is in full force and effect in accordance with its terms and (i) there is no pending, nor, to the knowledge of the Company, threatened Action or objection against either Company by any Governmental Authority which questions or contests the validity of, or any rights of either Company under, or seeks the non-renewal or suspension of, any Permit and (ii) there is no outstanding notice of cancellation or termination of, or, to the knowledge of the Company, any threatened cancellation or termination of, any such Permit.

3.10           Employees.

(a)            Schedule 3.10(a)(i) of the Company Disclosure Schedule sets forth, individually and by category, the name of each Person employed by either of the Companies, together with such Person’s employer, position or function, annual base salary or wage, accrued vacation and any incentive, severance or bonus arrangements with respect to such Person.  Except as set forth on Schedule 3.10(a)(ii) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement (alone or together with any other event) will not entitle any person to any severance or other compensation or any benefit under any Plan or cause the vesting or acceleration of the time of payment or award or entitlement under any Plan or result in any payment or series of payments by either of the Companies.  Schedule 3.10(a)(iii) of the Company Disclosure Schedule sets forth all employment agreements, severance agreements, or other contractual obligations of either Company with respect to any employees of the Companies.

(b)            Neither Company has entered into or is bound by or subject to any collective bargaining agreement or any other Contract with any labor union and, to the knowledge of the Company, no labor union has requested to represent any of the employees of the Companies. There is no pending or, to the knowledge of the Company, threatened picketing, strike, slowdown, work stoppage, or other job action, lockout, grievance or other labor dispute involving any employee of either Company.  Except as set forth on Schedule 3.10(b) of the Company Disclosure Schedule, there are no Claims against either Company pending or, to the knowledge of the Company, threatened based on, arising out of, in connection with, or otherwise relating to the employment of, termination of employment of, or failure to employ any individual by either Company.  Each Company is in material compliance with all Laws relating to the employment of labor, including all Laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation.

(c)            All individuals characterized and treated by either Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws.  All employees of the Companies classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified in all material respects.

3.11              Plans; ERISA.

(a)            All of the Plans are listed on Schedule 3.11(a) of the Company Disclosure Schedule.

(b)           Any Plan intended to be qualified under Section 401(a) of the Internal Revenue Code and the trust(s) maintained pursuant thereto intended to be exempt from federal income taxation under Section 501 of the Internal Revenue Code is either (A) subject to a current favorable determination letter from the Internal Revenue Service regarding such qualification, or (B) is based upon a master and prototype or volume submitter form, the sponsor of such form has received a current advisory opinion as to the form upon which each Company is entitled to rely under applicable Internal Revenue Service procedures, and the form of the Plan complies with Section 401(a) of the Internal Revenue Code.  No event has occurred with respect to any Plan which will or could reasonably give rise to the disqualification of any such Plan, the loss of intended tax consequences under the Internal Revenue Code, any Tax under Section 511 of the Internal Revenue Code or any other Tax, liability or penalty.

(c)            No Company nor any ERISA Affiliate has ever sponsored, maintained, contributed to, or been obligated under ERISA or otherwise to contribute to (i) a “defined benefit plan” (as defined in ERISA Section 3(35) and Internal Revenue Code Section 414(j)), (ii) a “multi-employer plan” (as defined in ERISA Sections 3(37) and 4001(a)(3)) or (iii) a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Internal Revenue Code Section 413(c)).  Neither Company nor any ERISA Affiliate has incurred and there are no circumstances under which any of them could reasonably incur any liability under Title IV of ERISA.  Neither Company nor any ERISA Affiliate has incurred any liability or penalty under Section 4971 through 4980E of the Internal Revenue Code or Title 1 of ERISA.

(d)            Except as set forth on Schedule 3.11(d) of the Company Disclosure Schedule, none of the Plans promises or provides medical or other welfare benefits subsequent to termination of employment to any person except as required by Internal Revenue Code Section 4980B and ERISA Sections 601 to 608 and any similar state laws.

(e)            Each Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all Laws, including ERISA and the Internal Revenue Code, which are applicable to such Plans. Neither Seller nor either Company has received any notice from any governmental authority questioning or challenging such compliance.  Neither any Plan nor either Company is subject to any tax or penalty under the Patient Protection and Affordable Care Act.

(f)            Within the past three (3) complete calendar years and the current calendar year, no Plan is or has been under audit or is or has been the subject of an investigation, prosecution, inquiry, hearing or other proceeding by the Internal Revenue Service, the Department of Labor or other Governmental Authority.  To the knowledge of the Company, and the plan administrator of any Plan, no Plan is the subject of a threatened investigation, prosecution, inquiry, hearing or other proceeding by the Internal Revenue Service, the Department of Labor or other Government Authority.

(g)            No Action (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought or is pending, or to the knowledge of the Company or of the fiduciaries of any Plan, has been threatened with respect to any Plan.

(h)            None of Seller, any ERISA Affiliate, and nor any administrator or fiduciary of any Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner which could subject any Company to any direct or indirect liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA or any other law. No “party in interest” (as defined in Section 3(14) of ERISA) or “disqualified person” (as defined in Internal Revenue Code Section 4975) of any Plan has engaged in any nonexempt “prohibited transaction” (as defined in Internal Revenue Code Section 4975 or ERISA Section 406).

(i)            Except as set forth on Schedule 3.11(i), since January 1, 1995, neither Company nor their Affiliates has ever maintained any non-qualified deferred compensation plan (as defined in Section 409A(d)(1) of the Internal Revenue Code).

(j)            With respect to each Plan, prior to the Closing, each Company has provided to Purchaser accurate and complete copies, if applicable, of (or if not contained in a written document, a description of):  (i) all Plan texts and agreements and related trust agreements or insurance or annuity contracts; (ii) the most recent annual and periodic accounting of plan assets; (iii) the most recent determination or opinion letter received from the Internal Revenue Service; (iv) current summary plan descriptions, where applicable; and (v) the most recent Internal Revenue Service Form 5500.

3.12             Real Property.

(a)            Schedule 3.12(a) of the Company Disclosure Schedule lists, by Company, all Owned Real Property, all Leased Real Property, and all Other Real Property Rights.  The Real Property constitutes all real property or interests therein used by or necessary for the Companies to lawfully conduct and operate the Business.

(b)            Except as set forth on Schedule 3.12(b) of the Company Disclosure Schedule, each Company has good, valid and marketable fee simple title to the Owned Real Property and Other Real Property Rights, free and clear of all Liens other than Permitted Liens.  Each Company has a good and valid leasehold interest in the Leased Real Property, free and clear of all Liens other than Permitted Liens.  Except as set forth in Schedule 3.12(b), there are no subleases, assignments, occupancy agreements, or other agreements granting to any Person (other than a Company) the right of use or occupancy of any Real Property, and there are no defaults by either Company under any lease or other documents in respect of the Real Property.

(c)            With respect to Owned Real Property and Other Real Property Rights, Seller has provided to Purchaser true and complete copies of the deeds and other instruments (as recorded) by which the relevant Company acquired such Real Property.  With respect to Leased Real Property, Seller has provided to Purchaser true and complete copies of any leases or subleases affecting such Leased Real Property.

(d)            The use and operation of the Real Property in the conduct of the Business do not violate in any material respect any Law, Permit or Contract.  No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Companies.  There are no legal proceedings pending or, to the knowledge of the Company, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

3.13              Title; Sufficiency of Assets; Personal Property; Condition of Assets.

(a)            Except as set forth on Schedule 3.13(a) of the Company Disclosure Schedule, each Company has good and marketable title to, or a valid and binding leasehold or license interest in, all of its material assets and properties, including the assets reflects on the balance sheets of the Companies included in the Company Financial Statements and the UPSL Financial Statements (other than assets disposed of since the date thereof in the ordinary course of business), free of all Liens other than Permitted Liens.

(b)            The assets presently owned, leased or licensed by the Companies (including Permits, the Real Property and any other assets constituting the Pipeline) (collectively, the “Assets”) include all assets used in or necessary for the continued conduct of the Business as currently conducted.

(c)            Schedule 3.13(c) of the Company Disclosure Schedule lists, by Company, all material tangible personal property included in the Assets, including all vehicles, and specifies whether such property is owned or leased.

(d)            Except as set forth on Schedule 3.13(d) of the Company Disclosure Schedule, to the knowledge of the Company, the Pipeline, all buildings and fixtures, and all material tangible personal property included in the Assets are in good condition and repair, ordinary wear and tear excepted.

3.14              No Undisclosed Liabilities or Indebtedness.

(a)            The Companies does not have any Liabilities, except for (a) Liabilities set forth or reflected on, or reserved against in, the Most Recent Balance Sheet, (b) those Liabilities set forth on Schedule 3.14 of the Company Disclosure Schedule, (c) any current Liabilities arising in the ordinary course of business after the Balance Sheet Date and reflected in the Final Closing Balance Sheet.

(b)           Without limiting the generality of Section 3.14(a), neither of the Companies has any Indebtedness outstanding, except for the Project Debt and other amounts payable under the Project Credit Agreements.

3.15              Intellectual Property.  Schedule 3.15 of the Company Disclosure Schedule lists, by Company, all Intellectual Property that is material to the Business.  Except as set forth on Schedule 3.15 of the Company Disclosure Schedule, the Companies own all right, title and interest in and to such Intellectual Property.  Neither of the Companies is infringing (or has infringed) any Intellectual Property rights of any other Person.  To the knowledge of the Company, no Person is infringing (or has infringed) any Intellectual Property rights of either Company.  Neither Company has licensed or otherwise granted to any Person any right to use any Intellectual Property rights of such Company.

3.16              Tax Matters.  Except as set forth on Schedule 3.16 of the Company Disclosure Schedule:

(a)            All Tax Returns required to be filed with any Taxing Authority with respect to any period ending on or before the Closing Date by or on behalf of any of the Companies (individually, a “Return”, collectively, the “Returns”) have, to the extent required to be filed on or before the date of this Agreement, been or will be filed when due in accordance with all applicable Laws and taking into account all extensions of due dates; (ii) all Taxes shown as due and payable on the Returns that have been filed, and all other Taxes due and payable, whether or not reflected on a Return, have been timely paid to the appropriate Taxing Authority, and all of such Returns are true and complete in all material respects and all such payments are in the proper amounts; (iii) no deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Company; and (iv) there are no Liens for Taxes upon any asset of a Company except statutory liens for current Taxes not yet due and payable.

(b)            Neither Company has agreed to any extension or waiver of the statute of limitations period applicable to any Return or agreed to any extension of time with respect to a Tax assessment or deficiency which period (after giving effect to such extension or waiver) has not yet expired.

(c)            Neither Company is now or has ever been a party to any Tax allocation, Tax indemnity or Tax sharing agreement, and no Company has assumed the Tax liability of any other Person under any contract.

(d)            Each of the Companies has timely withheld and paid all Taxes required to have been withheld and paid by such Company, including payroll, sales, use and excise Taxes.

(e)            There are no audits, administrative proceedings, or court proceedings currently pending or, to the Company’s knowledge, threatened with respect to any Company in respect of any Tax.

(f)             Each of the Companies is taxable as a partnership or disregarded entity for federal income tax purposes and has never made an election to be taxable as other than a partnership or disregarded entity for federal income tax purposes.

3.17              Material Contracts.

(a)            Schedule 3.17(a) of the Company Disclosure Schedule lists all Contracts, including all amendments thereto, not listed elsewhere in the Company Disclosure Schedule, in effect as of the Execution Date to which either of the Companies is a party, or by which any of the Assets are bound, and that fall into one or more of the following categories (the “Material Contracts”):

 (i)              All Contracts for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party the where value of such supplies, products or services involve in any one case $25,000 or more;

 (ii)            All Contracts to sell or supply products or to perform services involving in any one case $25,000 or more;

 (iii)           All Contracts continuing over a period of more than six (6) months from the date hereof or exceeding $25,000 in value;

 (iv)           All Contracts with any distributor, dealer, representative or sales agency;

 (v)            All Contracts with any current or former officer, director, consultant, independent contractor or employee, or any Person in which any such Person has an interest, or any third party agency supplying the services of any consultants, employees (including temporary employees or “leased” employees) or independent contractors to such company (including any non-competition, confidentiality, trade secret or similar agreement);

 (vi)           All Contracts (including, without limitation, any lease, rental or occupancy agreement, license, or installment or conditional sale agreement) under which any of the Companies is either lessor or lessee relating to the Pipeline, the Assets or any property at which the Assets and the Pipeline are located;

 (vii)         All Contracts (including, without limitation, any note, debenture, bond, equipment trust agreement, letter of credit agreement, or loan agreement) for Indebtedness, including the borrowing or lending of money or for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;

 (viii)       All Contracts for any charitable or political contribution;

 (ix)           All Contracts for any capital expenditure or leasehold improvement except for agreements regarding the foregoing that in the aggregate do not exceed $50,000 annually;

 (x)             All Contracts limiting or restraining any of the Companies from engaging or competing in any manner or in any business;

 (xi)            All Contracts (including any license, franchise, or distributorship agreement) that relates to any software, patent, trademark, trade name, service mark or copyright or to any ideas, technical assistance or other know-how of or used by either Company;

 (xii)          All Contracts related to the management of any of the Companies, the Pipeline and/or the Assets, including without limitation any agreement related to asset management, network management, interconnection, tariff administration or shared use of assets in excess of $25,000 in value;

 (xiii)        All collective bargaining agreements or other agreements to or with any labor union or other employee representative of a group of employees;

 (xiv)        All joint venture, partnership or other agreement (however named) involving a sharing of profits, losses, costs or liabilities by any of the Companies with any other Person;

 (xv)         All Contracts with any financial advisor or investment banking firm

 (xvi)        All Contracts with any Affiliate of the Companies;

 (xvii)       All derivatives Contracts (including master agreements or confirmations), or any other Contract evidencing financial or commodity hedging or similar trading activities;

 (xviii)     All agreements for the settlement of any Claim; or

 (xix)         All Contracts not made in the ordinary course of business.

(b)            Except as set forth on Schedule 3.17(b) of the Company Disclosure Schedule, neither Company nor, to the knowledge of the Company, any other party is in material default under any Material Contract, and no event has occurred that, with the passage of time or the giving of notice or both, would constitute such a material default by either Company or, to the knowledge of the Company, any other party to a Material Contract.  Each of the Material Contracts is the valid and binding obligation of the Company which is a party to such Material Contract and, to the knowledge of the Company, the other parties thereto.  To the knowledge of the Company, each Material Contract is in full force and effect and as to the Company that is a party, is enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other Laws relating to or limiting creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.  Seller has provided to Purchaser a true and complete copy of each Material Contract.

3.18              Environmental Matters.

(a)            The Companies are in compliance with all Environmental Laws applicable to the Companies.

(b)           Neither Company is the subject of any Action, proceeding, Order, settlement, assessment, or Contract arising under any Environmental Laws, and, to the knowledge of the Company, no investigation has been commenced and no proceeding, Action or assessment is threatened against any of the Companies under any Environmental Laws.

(c)            Except as disclosed on Schedule 3.18(c) of the Company Disclosure Schedule, (i) each of the Companies is in compliance with, and has no Liability under, any applicable Environmental Law, and (ii) none of the Companies has received any notice, report or other written information regarding any actual or alleged violation of any Environmental Laws, or any such Liabilities or potential Liabilities, including any investigatory remedial or corrective obligations from any Governmental Authority or other Person.

(d)           Except as set forth on Schedule 3.18(d) of the Company Disclosure Schedule, to the knowledge of the Company, there has been no Release of any Hazardous Substances by any of the Companies on, in, or at the Real Property in violation of Environmental Laws.

(e)            None of the Real Property contains any structure or improvement that is defined or classified as an “above-ground storage tank,” “underground storage tank,” “landfill,” “surface impoundment,” or “disposal area” under any provision of Environmental Laws.

(f)             Seller has delivered to Purchaser copies of all material reports, assessments, audits, studies, analyses, and tests initiated by or on behalf of or in the possession of Seller or any of its Affiliates pertaining to the environmental condition of any Hazardous Substance in, on, or under the Real Property or concerning compliance by the Companies with Environmental Laws.

3.19              Insurance.

(a)            Schedule 3.19 of the Company Disclosure Schedule sets forth the following information with respect to each current insurance policy (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) to which either Company has been a party, a named insured, or otherwise the beneficiary of coverage (the “Insurance Policies”):

 (i)              the name, address, and telephone number of the agent;

 (ii)            the name of the insurer, the name of the policyholder and the name of each covered insured; and

 (iii)            the policy number, the policy type (including general risk covered), the period of coverage, the coverage amount, the deductible or retention amount, and the amount of the annual premiums payable.

Seller has delivered to Purchaser true and complete copies of each Insurance Policy, including the Insurance Policy in respect of the Existing D&O Coverage.

(b)           There has been no written notice of, and to the knowledge of the Company there is no basis for, any cancellation of, premium increase with respect to, or alteration of coverage under any Insurance Policy and, except as set forth on Schedule 3.19 of the Company Disclosure Schedule, the Insurance Policies will continue to be in full force and effect immediately after Closing.  There is no Claim by any of the Companies pending under any of the Insurance Policies, and no Claim by any of the Companies under any of the Insurance Policies has been questioned, denied or disputed by the underwriters thereof, or as to which there is an outstanding reservation of rights.  None of Seller or any of its Affiliates (including the Companies) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy.  The Insurance Policies are sufficient for compliance with all Contracts to which either Company is a party or by which any Company is bound.

3.20              Regulatory Matters.

(a)            MoGas Pipeline is in compliance in all material respects with all disclosure, pricing, tariff, rate and other requirements under the Natural Gas Act of 1938, as amended, and the regulations and Orders of FERC thereunder (the “NGA”).

(b)           True, correct and complete information on tariffs binding upon MoGas Pipeline have been posted on the MoGas Pipeline informational postings website (www.gasnom.com/ip/mogas/ipindex.cfm) under the heading “Tariff”.  MoGas Pipeline is in compliance in all material respects with such tariffs and with all disclosure, pricing, tariff, rate, and other requirements of FERC.

(c)            MoGas Pipeline is a natural gas company subject to regulation by FERC, pursuant to the NGA.  MoGas Pipeline is not a “public utility” under the Federal Power Act, and is not a “public utility company” or “holding company” under the Public Utility Holding Company Act.  MoGas Pipeline is not subject to regulation by the Missouri Public Service Commission or the Illinois Commerce Commission.

(d)           MoGas Pipeline is (i) in the process of preparing the cost and revenue statement required to be filed by MoGas Pipeline with FERC by December 31, 2014, and (ii) on schedule to complete and file such statement on time and in accordance with all applicable requirements.

3.21              Books and Records.  The books, records and accounts of the Companies accurately and fairly reflect, in reasonable detail and in all material respects, the transactions, assets, liabilities, financial condition, and results of operations of each of the Companies.

3.22              Bank Accounts.  Schedule 3.22 of the Company Disclosure Schedule sets forth the identity of each bank or financial institution in which any of the Companies has an account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, the number of each such account or box, and the names of all Persons authorized to draw thereon or having signatory power or access thereto.

3.23              No Subsidiaries.  Neither Company has any Subsidiaries, and neither Company owns any equity or voting interest whatsoever in any other Person.

3.24              Indemnity Arrangements.  Schedule 3.24 of the Company Disclosure Schedule lists all agreements and policies of Seller and its Affiliates (including the Companies) relating to the indemnification of the managers, officers, and directors of the Companies.

3.25              Indebtedness.  Except for the Project Debt and other amounts payable under the Project Credit Agreements, neither of the Companies has any Indebtedness outstanding.

3.26              Exclusivity of Representations.  The representations and warranties made by Seller in this Article 3 are the exclusive representations and warranties made by Seller.  Seller hereby disclaims any other express or implied representations or warranties.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller, subject to such exceptions as are specifically disclosed in the Purchaser Disclosure Schedule, as follows:

4.1                 Organization and Qualification.  Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland, with all requisite power and authority to own and operate its properties and to carry on its business as now conducted.

4.2                 Authority; Binding Effect.

(a)             Purchaser has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Purchaser of this Agreement and the Transaction Documents, and the performance by Purchaser of its obligations hereunder and thereunder, have been, or will have been at the Closing, duly authorized by all requisite action on the part of Purchaser.

(b)            This Agreement and the Transaction Documents, when executed and delivered by Purchaser, and assuming due execution and delivery hereof by each of the other parties hereto and thereto, constitute valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in an Action in equity or at law).

4.3                 No Conflicts.  The execution and delivery of this Agreement and the Transaction Documents and the performance by Purchaser of its obligations hereunder and thereunder do not violate or conflict with, or constitute a default or breach (either alone or with the giving of notice and/or the passage of time) under, or accelerate or permit the acceleration of the performance required by, any of the terms or provisions of (i) Purchaser’s organizational documents; (ii) in any material respect, any Contract to which Purchaser or any of its Affiliates is a party or any of their respective properties or other assets is subject; or (iii) in any material respect, any Law applicable to Purchaser or any of its properties or assets.

4.4                No Consents.  Except to the extent listed on Schedule 4.4 of the Purchaser Disclosure Schedule, no approval, consent or authorization of, filing with, or notice to any Governmental Authority or other Person is required for Purchaser to (a) enter into and perform its obligations under this Agreement or the Transaction Documents and (b) own the Company Interests after the Closing Date. The consummation of the Transactions is exempt from the requirements of the HSR Act.

4.5                 Shelf Registration Statement. Purchaser has filed with the SEC Purchaser’s registration statements on Form S-3 (Registration Nos. 333-176944 (the “Effective Registration Statement”) and 333-198921 (the “Recent Registration Statement”).  The Effective Registration Statement has been declared effective by the SEC under the Securities Act of 1933, as amended, and Purchaser has remaining availability to offer and sell at least $160 million of Purchaser’s Common Stock and other securities under the Effective Registration Statement.  Purchaser has complied with all requests of the SEC for additional or supplemental information in connection with the Effective Registration Statement, including the documents incorporated therein.  No stop order suspending the effectiveness of the Effective Registration Statement is in effect, neither the SEC nor any other Governmental Authority has issued any order or notice preventing or suspending the use of the Effective Registration Statement, and no proceedings for such purpose have been instituted or are pending or, to the knowledge of Purchaser, are threatened by the SEC or any other Governmental Authority.  The Recent Registration Statement is not yet effective and Purchaser does not expect to use the Recent Registration Statement to funds its performance under this Agreement.  Purchaser is authorized to issue up to 100,000,000 shares of Purchaser Common Stock, of which 31,644,877 shares are outstanding and 100,000 shares are reserved for issuance under Purchaser’s director compensation plan.

4.6                Acknowledgments.  Purchaser acknowledges that it has been provided access to certain personnel, properties, premises and records of the Companies.  Purchaser further acknowledges that except for the representations and warranties expressly set forth in this Agreement or any Transaction Document, neither Seller nor any of its Affiliates has made any representation or warranty to Purchaser.

4.7                 No Litigation.  As of the date hereof, there is no Action pending or, to the knowledge of Purchaser, threatened against Purchaser by or before any Governmental Authority or other similar authority that challenges or calls into question (a) Purchaser’s authority to enter into this Agreement or the Transaction Documents or to consummate the transactions contemplated by this Agreement or (b) the operation of the Business by the Companies after the Closing Date.

4.8                Brokers.  No broker, finder, investment banker, or other Person is entitled to any brokerage, finder’s, or other fee or commission for which Seller or any of its Affiliates could be responsible in connection with the Transactions based upon arrangements made by or on behalf of Purchaser.

ARTICLE 5
COVENANTS

5.1                Conduct of Business.

(a)            From and after the Execution Date and until the Closing Date, and except with the prior written consent of Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), Seller shall cause each of the Companies to (i) conduct the Business in the ordinary course of business, including by making budgeted capital expenditures, (ii) use commercially reasonable efforts to preserve the present business operations, organization, and goodwill of the Companies and the Business (including by maintaining existing customer relationships and the sales volume of the Business), and (iii) maintain the Assets in good condition and repair, ordinary wear and tear excepted.

(b)            From and after the Execution Date and until the Closing Date, without the prior written consent of Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), Seller shall not permit either of the Companies to:

 (i)              issue, sell, grant or transfer any of its equity interests, securities convertible into such securities or grant any option or right or issue any option, warrant or right to purchase or subscribe for any thereof;

 (ii)            mortgage, pledge or subject to any Lien (other than Permitted Liens) any material assets, whether real, personal, fixed, tangible or intangible;

 (iii)           enter into any sale, transfer, lease or other disposition of, or enter into any agreement for the sale of, or give any Person an option to purchase, all or any part of the assets of such Company other than in the ordinary course of business;

 (iv)          make any material change in its Tax or accounting methods, principles or practice unless required by applicable Law or GAAP;

 (v)            make any loans, advances or capital contributions to, or investments in, any Person;

 (vi)          enter into, amend, terminate, or waive any material rights or obligations under, any Material Contracts other than in the ordinary course of business;

 (vii)         breach, or fail to pay the premium under, any existing insurance policy;

 (viii)       enter into any transaction or arrangement with an Affiliate of the Company;

 (ix)           enter into any severance or similar agreement with any employee, or pay or agree to pay any bonuses or increase in salaries or other compensation to any of its directors, officers, or employees;

 (x)             modify its organizational documents;

 (xi)           take any action outside of the ordinary course of business other than distributions to members (subject to Section 5.1(g)); or

 (xii)         commit or agree, whether in writing or otherwise, to do any of the foregoing.

(c)            From the Execution Date until the Closing, Seller shall not:

 (i)              pledge or otherwise incur any Lien against any of the Company Interests;

 (ii)            sell, assign, transfer or dispose of any of the Company Interests, or grant to any Person any option, warrant or other right therein, derivative or otherwise, except as otherwise contemplated in this Agreement; or

 (iii)           amend that certain letter agreement, dated as of the date hereof, between Seller, MoGas Pipeline, and Zebot Ventures, LLC.

(d)           Nothing contained in this Agreement shall give Purchaser, directly or indirectly, rights to control or direct the operations of the Companies prior to the Closing Date.

(e)            The Parties agree that, if the Closing occurs prior to December 31, 2014, (i) Seller shall not be responsible for the preparation and filing of, and neither Seller nor MoGas Pipeline will file prior to the Closing, the cost and revenue statement required to be filed by MoGas Pipeline with FERC by December 31, 2014, and (ii) Purchaser shall assume such responsibility and cause MoGas Pipeline to make such filing.  Seller agrees to cooperate with Purchaser in all matters relating to the preparation or filing of such cost and revenue statement, including by providing Purchaser with access to all work-in-process with respect thereto.

(f)             Seller agrees to pay in full, or cause MoGas Pipeline to pay in full, prior to the Closing Date, all payment obligations of MoGas Pipeline under the Ries Agreement (including any payment obligations not due under the terms of the Ries Agreement until on or after the Closing Date).

(g)            Seller agrees that MoGas Pipeline will retain cash at Closing in an amount equal to (i) the amount of accrued taxes shown as a current liability in calculating Estimated Working Capital, plus (ii) the amount of any unpaid Muni Settlement Payment (whether shown as a current liability in calculating Estimated Working Capital or set forth in the statement delivered by Seller to Purchaser pursuant to Section 2.4(c)(vii) but not taken into account in calculating Estimated Working Capital).  For the avoidance of doubt, all such cash will be taken into account in calculating Final Working Capital.

5.2                Access and Information.  Prior to the Closing, Seller shall grant Purchaser and its Representatives, upon reasonable notice, reasonable access to the assets, properties, books, records, files of the Companies, and personnel of the Companies; provided that in no event shall Seller be required to provide access to any information (a) that is subject to any obligation of confidentiality to another Person (it being understood that Seller shall use commercially reasonable efforts to make any such information available to Purchaser, including, without limitation, obtaining from such other Person a waiver of such obligation of confidentiality), or (b) that is legally privileged.

5.3                 Commercially Reasonable Efforts; Certain Government Matters.

(a)            Upon the terms and subject to the conditions herein provided, each Party agrees to cooperate and to use its commercially reasonable efforts to cause to be taken, or cause to be done, all things reasonably necessary, to the extent permitted under applicable Law, to consummate and make effective the transactions contemplated by this Agreement and the Transaction Documents, including the satisfaction of the respective conditions set forth in Article 6 and the execution of any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder or thereunder.  Each Party will use its commercially reasonable efforts to obtain, in the case of Purchaser, those consents, Permits and other items identified on Schedule 4.4 of the Purchaser Disclosure Schedule, and, in the case of Seller, all consents, Permits and other items set forth on Schedule 3.4 of the Company Disclosure Schedule.

(b)           Each Party hereto shall promptly inform the other Party of any written or material communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement (but not including communications between Purchaser and the Internal Revenue Service relating to the treatment of the Pipeline and other Assets, or of the income of the Business, as “qualifying” assets or income for a real estate investment trust).  If any Party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such Party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after reasonable consultation with the other Party, an appropriate response in compliance with such request (provided that such consultation shall not be required in connection with such responses to requests made by the Internal Revenue Service relating to the treatment of the Pipeline and other Assets, or of the income of the Business, as “qualifying” assets or income for a real estate investment trust).

(c)           Purchaser shall use its reasonable best efforts to prevent the issuance of any stop order suspending the effectiveness of the Effective Registration Statement or any order or notice preventing or suspending the use of the Effective Registration Statement.  Subject to the terms and conditions of this Agreement, Purchaser shall use its reasonable best efforts to finance the Purchase Price (including pursuant to the Purchaser’s Equity Financing) as soon as practicable after the date of this Agreement and in any case prior to the Outside Date, including by publicly announcing and launching the Purchaser’s Equity Financing within one (1) Business Day after the Execution Date.  Purchaser shall keep Seller informed on a current basis and in reasonable detail of the status of its efforts to arrange and complete the Purchaser’s Equity Financing and any other debt or equity arrangements to finance the Purchase Price.

(d)           In the event any Action is commenced which threatens or questions the validity or legality of this Agreement or the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use their respective commercially reasonable efforts to defend against such Action and, if an injunction or other Order is issued in any such Action, to use their respective commercially reasonable efforts to have such injunction or other Order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

(e)            Seller shall cause D&D to transfer the UPSL Interests to Seller prior to the Closing.

5.4               Confidentiality.

(a)            Purchaser possesses and will possess following the Execution Date confidential and proprietary business information relating to the business and operations of the Companies (the “Proprietary Information”).  Seller will continue to possess Proprietary Information following the Closing Date.

(b)            Purchaser agrees that from the Execution Date until the Closing, it will, and it will cause its Affiliates and its and their Representatives to, maintain the confidentiality of all Proprietary Information and will not use, or disclose to any other Person, for any purpose whatsoever, any Proprietary Information, unless (i) such information becomes known to the public generally through no fault of Purchaser, or (ii) disclosure is required by Law or any Order (provided, that prior to disclosing any information pursuant to this clause (ii), Purchaser shall give prior written notice thereof to Seller and provide Seller with the opportunity to contest such disclosure), or (iii) such disclosure is reasonably necessary and made in connection with the enforcement of any rights or remedy under the Transaction Documents.

(c)            Seller agrees that following the Closing Date, it will, and it will cause its Affiliates and its and their Representatives to, maintain the confidentiality of all Proprietary Information and will not use, or disclose to any other Person, for any purpose whatsoever, any Proprietary Information, unless (i) such information becomes known to the public generally through no fault of Seller, or (ii) disclosure is required by Law or any Order (provided, that prior to disclosing any information pursuant to this clause (ii), Seller shall give prior written notice thereof to Purchaser and provide Purchaser with the opportunity to contest such disclosure), or (iii) such disclosure is reasonably necessary and made in connection with the enforcement of any rights or remedy under the Transaction Documents.

(d)            Purchaser and Seller acknowledge the critical importance of maintaining the Proprietary Information as confidential in accordance with this Section 5.4 and agrees that because any award of monetary damages would be inadequate for any breach of this covenant and would cause irreparable harm to the other Party, that in the event of the breach or threatened breach of this covenant the other Party will be entitled to equitable relief, including injunctive relief and specific performance.  Such remedy shall not be the exclusive remedy for any breach of this covenant but will be in addition to all other remedies available at law or equity.

(e)            The Parties acknowledge that a Confidentiality and Nondisclosure Agreement, dated August 24, 2014, has been entered into in respect of the transactions contemplated by this Agreement (the “Confidentiality Agreement”).  The Parties agree that the Confidentiality Agreement shall remain in full force and effect with respect to all “Confidential Information” (as defined in the Confidentiality Agreement) other than Proprietary Information, and that this Section 5.4 shall supersede the Confidentiality Agreement with respect to Proprietary Information.

5.5                Indemnification by Companies of Managers, Officers and Directors.  Purchaser shall, for a period of not less than three (3) years from and after the Closing Date, cause the Companies to keep in effect all agreements and policies set forth on Schedule 3.24 of the Company Disclosure Schedule (including those set forth in the organizational agreements of each Company) relating to the indemnification of managers, officers and directors.  In connection therewith, Seller shall, prior to the Closing, cause the Companies to purchase and pay in full a “tail” prepaid insurance policy with respect to the Companies’ existing directors’ and officers’ liability insurance coverage for the Companies’ directors and officers (the “Existing D&O Coverage”) that shall provide such directors and officers with coverage for not less than three (3) years following the Closing Date (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the Transactions contemplated hereby) (the “D&O Tail Policy”).

5.6                Certain Tax Matters.

(a)            Responsibility for Tax Returns of Companies.  Seller shall prepare or cause to be prepared for Purchaser to file, U.S. federal income Tax Returns and all applicable state income Tax Returns for each of the Companies that are filed after the Closing Date and relate to any period of time ending on or prior to the Closing Date. To the extent necessary to prepare such Tax Returns, Purchaser shall provide access to the books and records of the Companies to Seller and any Representatives of Seller, upon reasonable request of Seller.  Other than as provided in the first two (2) sentences of this Section 5.6(a), Purchaser shall prepare or cause to be prepared and file or cause to be filed at Purchaser’s expense, all Tax Returns for the Companies that are filed after the Closing Date and relate to any period of time on or prior to the Closing Date (including state income Tax Returns).  Purchaser shall permit Seller to review and comment on each such Tax Return described in the prior sentence that relates to any period of time on or prior to the Closing Date at least ten (10) days prior to filing, and shall consider such comments in good faith.

(b)            Cooperation on Tax Matters.

 (i)              Purchaser shall provide Seller notice within fifteen (15) days of Purchaser’s receipt of any notice from any Governmental Authority in connection with any audit, litigation or other Action with respect to any U.S. federal income Tax Returns that relate to periods ending on or prior to the Closing Date or with respect to any Taxes for which Seller made representations and warranties under Section 3.16.  In such event, Seller shall have the right to control such audit, litigation or other Action.  Purchaser will not extend any statute of limitations that would have an impact on any such pre-closing period without the consent of Seller.  Further, in connection with any such audit, litigation or Action, Purchaser and Seller shall cooperate with each other as necessary with regard to the foregoing.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Purchaser and Seller agree to retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by the other Party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority.

 (ii)             Purchaser and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including any Tax with respect to the transactions contemplated hereby), provided that, such Tax reduction gives rise to no adverse tax consequences or attributes with respect to the Party being asked to execute such certificate or other document.

 (iii)           Purchaser and Seller further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Section 6043 of the Internal Revenue Code, and all Treasury Department Regulations promulgated thereunder.

5.7                No Shop. Prior to the earlier of the Closing or the termination of this Agreement, Seller shall not, and shall not permit any of its Affiliates (including the Companies) or any of its or their respective Representatives to, directly or indirectly, (a) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, any transaction involving a merger, consolidation, or business combination involving either Company, or the purchase or disposition of any material portion of the Assets or of any Company Interests, other than the transactions contemplated by the Transaction Documents (an “Acquisition Transaction”), (b) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (c) furnish or cause to be furnished, to any Person, any information concerning the Business or the Assets in connection with an Acquisition Transaction, or (d) otherwise cooperate in any way with, assist or participate in, or facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. Prior to the termination of this Agreement, Seller shall, and shall cause each of its Affiliates (including the Companies) and its and their respective Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Purchaser) conducted heretofore with respect to any Acquisition Transaction. Seller agrees that the rights and remedies for noncompliance with this Section 5.7 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable harm to Purchaser and that money damages would not provide an adequate remedy to Purchaser.

5.8                 Further Assurances.  Following the Closing, each of the Parties shall, and shall cause its respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the other Transaction Documents and to give effect to the transactions contemplated hereby and thereby.

5.9                 Release by Seller.  Effective as of and subject to the Closing, Seller, on behalf of itself, its Affiliates, and its and their successors and assigns, hereby releases and forever discharges the Companies and their respective managers, directors, and officers from all Claims, Losses, and Liabilities whatsoever to the extent relating to or arising from any matter, cause, event, action, or decision occurring prior to the Closing; provided, however, that nothing in this Section 5.9 shall operate to release Purchaser or any of its successors and assigns from any obligation under this Agreement or any other Transaction Documents.

ARTICLE 6
CONDITIONS TO CLOSING

6.1                 Conditions to Obligations of Each Party.  The obligation of each of the Parties to effect the Closing shall be subject to the satisfaction, or waiver by each such Party, of the following condition precedent:  no Order or other Law shall have been issued to prohibit or shall otherwise be in effect to prevent the consummation of the transactions contemplated hereby.

6.2                 Conditions to Obligations of Purchaser.  The obligation of Purchaser to effect the Closing shall be subject to the satisfaction, or waiver by Purchaser, of the following conditions precedent:

(a)           Each of Seller’s representations and warranties in the first sentence of Section 3.1(a), Section 3.1(b), Section 3.2, and Section 3.3(a), in each case without giving effect to any Qualification therein, shall be true and correct on and as of the Closing Date with the same force and effect as if they had been made on and as of such date. The other representations and warranties made by Seller in Article 3, without giving effect to any Qualification therein, shall be true and correct on and as of the Closing Date with the same force and effect as if they had been made on and as of such date (except to the extent such representations and warranties are expressly made as of an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), except for such failures to be true and correct as have not had, and would not reasonably be expected to have, in the aggregate, a Material Adverse Effect or a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby. Purchaser shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, to the foregoing effect.

(b)           Seller shall have performed, in all material respects, its covenants, agreements and obligations contained in this Agreement required to be performed by it at or before the Closing, and Seller shall have delivered to Purchaser a certificate of a duly authorized officer of Seller, dated the Closing Date, to such effect.

(c)            Purchaser shall have funds available in an amount sufficient, in Purchaser’s determination, to enable Purchaser to pay the Purchase Price, through the combination of one or more of cash on hand, capital contributions to Purchaser by one or more equity investors, debt financing, and proceeds from the completion of the Purchaser’s Equity Financing.

(d)           Purchaser shall have received all deliveries pursuant to Section 2.4(c).

(e)           All approvals and consents set forth on Schedule 6.2(e) to this Agreement shall have been obtained.

(f)             Since the Execution Date, no Material Adverse Effect has occurred and is continuing.

(g)           (i) A settlement agreement between MoGas Pipeline and each plaintiff in the Existing Muni Litigation shall have been approved by the City Council (or other governing body) of such plaintiff (even if such settlement agreement is not yet fully executed), and (ii) the settlement agreement shall not impose any obligation on MoGas Pipeline other than the payment of a single lump-sum cash payment (in an amount specified in such settlement agreement) to such plaintiff (each, a “Muni Settlement Payment”).

6.3                 Conditions to Obligations of Seller.  The obligations of Seller to effect the Closing shall be subject to the satisfaction, or waiver by Seller, of the following conditions precedent:

(a)            The representations and warranties made by Purchaser in Article 4 hereof, if specifically Qualified, shall be true and correct in all respects, and, if not specifically Qualified, shall be true and correct in all material respects, on and as of the Closing Date with the same force and effect as if they had been made on and as of such date (except to the extent such representations and warranties are expressly made as of an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date); provided, that the condition set forth in this Section 6.3(a) shall only be deemed to not have been satisfied if the failure of any such representation(s) and warranty(ies) to be true and correct has, or could reasonably be expected to have, in the aggregate, a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby.  Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Purchaser, to the foregoing effect.

(b)           Purchaser shall have performed, in all material respects, its covenants, agreements and obligations contained in this Agreement required to be performed by it at or before the Closing, and Purchaser shall have delivered to Seller a certificate of a duly authorized officer of Purchaser, dated the Closing Date, to such effect.

(c)            Seller shall have received all deliveries pursuant to Section 2.4(b), including all payments required to have been made therein.

(d)           All approvals and consents set forth on Schedule 6.3(d) to this Agreement shall have been obtained.

ARTICLE 7
SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS; INDEMNIFICATION

7.1                 Survival of Representations, Warranties, Covenants and Agreements.

(a)            All of the representations and warranties of each Party contained in this Agreement shall survive and continue for a period ending on the date that is eighteen (18) months following the Closing Date, except as follows:  (i) the representations and warranties contained in Section 3.16 (Tax Matters), Section 3.11 (Plans; ERISA), Section 3.18 (Environmental Matters) shall survive until the expiration of the applicable statute of limitations, and (ii) and the representations and warranties contained in  Section 3.1(a) and (b) (Organization; Qualification; Authorization), Section 3.2 (Company Interests), Section 3.3(a) and (d) (No Conflicts), Section 3.7 (Brokers), and Section 3.14(b) (No Indebtedness) shall survive indefinitely (in each case, the time period set forth in this Section 7.1(a) is referred to as the “Survival Period,” and the representations and warranties specified by section reference in this Section 7.1(a) are referred to as the “Fundamental Representations”).

(b)            The covenants or other obligations contained in this Agreement shall survive the Closing and remain in full force and effect indefinitely, unless otherwise terminated by their express terms.

(c)            No Claim for indemnification for a breach of any representation or warranty under this Agreement shall be effective unless a Claim Notice has been delivered to the Indemnifying Party prior to the expiration of the applicable Survival Period.  Notwithstanding the foregoing, if a Claim Notice has been given prior to the expiration of the applicable Survival Period, then the relevant representation or warranty shall survive, solely as to any Claims asserted in such Claim Notice, until such Claim has been finally resolved.

7.2                 Indemnification.

(a)            Subject to the limitations set forth in this Article 7, from and after the Closing, Seller shall indemnify and hold harmless Purchaser and its Affiliates (including, without limitation, the Companies after the Closing) and their respective officers, directors, employees, agents, successors and assigns (each, a “Purchaser Indemnified Party”) from and against any and all Losses asserted against, imposed upon, or incurred by such Persons arising out of, relating to or resulting from:

 (i)              the failure of any of the representations or warranties of Seller contained in Article 3 to be true and correct as of the Execution Date and as of the Closing Date (as if made on such date), except to the extent such representations and warranties are expressly made as of an earlier date (in which case, the failure to be true and correct as of such earlier date), in all cases without regard to any Qualification therein;

(ii)            any breach of any of the covenants or other agreements set forth in this Agreement to be performed by Seller or the Companies on or prior to the Closing, or to be performed by Seller after the Closing;

(iii)           any and all Taxes imposed on any of the Companies attributable to any Tax year or portion thereof ending on or before the Closing Date except to the extent that any such Taxes were included in the calculation of Final Working Capital

(iv)           any amounts that are required to be paid by any Purchaser Indemnified Party (including MoGas Pipeline) to any Person in connection with the Existing Muni Litigation, including as a result of a written settlement agreement or an Order of a court of competent jurisdiction, and also including reasonable costs and expenses incurred by any Purchaser Indemnified Party in connection with the Existing Muni Litigation, but not including the amount of any Muni Settlement Payment that remains unpaid as of the Closing Date and that is disclosed in the statement delivered by Seller to Purchaser pursuant to Section 2.4(c)(vii), but, with respect to all of the foregoing, only to the extent not included in the calculation of Final Working Capital;

(v)            any amounts that are required to be refunded to shippers pursuant to the Existing Refund Rate Litigation to the extent any such refunds are attributable to the period prior to Closing, as well as the reasonable expenses (including attorneys’ fees) incurred by Purchaser or MoGas Pipeline following the Closing in connection with the defense of the Existing Refund Rate Litigation; and

(vi)           the conditions described in items 1 and 2 of Schedule 3.18(d), to the extent that Purchaser shall have been unable to recover such Losses from UPSL’s tenant at the site after using commercially reasonable efforts to do so, including reasonable clean-up or other remediation costs, but, with respect to all of the foregoing, only to the extent such conditions require remediation to comply with, or to avoid a violation or continuing violation of, applicable Environmental Laws.

(b)            Subject to the limitations set forth in this Article 7, from and after the Closing, Purchaser will indemnify and hold harmless Seller and its Affiliates and their respective officers, directors, employees, agents, successors and assigns (each, a “Seller Indemnified Party”) from and against any and all Losses asserted against, imposed upon, or incurred by such Persons arising out of, relating to or resulting from:

(i)              the failure of any of the representations or warranties of Purchaser contained in Article 4 to be true and correct as of the Execution Date and as of the Closing Date (as if made on such date), except to the extent such representations and warranties are expressly made as of an earlier date (in which case the failure to be true and correct as of such earlier date); and

(ii)             any breach of any of the covenants or other agreements to be performed by Purchaser set forth in this Agreement.

(c)            Notwithstanding the foregoing, no Indemnified Party shall be entitled to indemnification under Section 7.2(a)(i), on the one hand, or Section 7.2(b)(i), on the other hand, until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant such sections or such section, respectively, exceeds SIX HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($625,000) (the “Claim Deductible Threshold”), and then only to the extent that such aggregate amount exceeds the Claim Deductible Threshold; provided, however, that the Claim Deductible Threshold shall not apply to any Claim with respect to any breach of a Fundamental Representation or any Claim based on fraud.

(d)            Notwithstanding anything to the contrary contained in this Agreement:

 (i)              the maximum aggregate amount of indemnifiable Losses under Sections 7.2(a)(i), on the one hand, or Section 7.2(b)(i), on the other hand, that may be recovered from the Indemnifying Party, after applying the provisions of Section 7.2(c), shall not exceed an amount equal to TWELVE MILLION FIVE HUNDRED THOUSAND DOLLARS ($12,500,000) (the “Claim Cap”); provided that the Claim Cap shall not apply to any Claim with respect to any breach of a Fundamental Representation or any Claim based on fraud; and

 (ii)             in no event shall Seller have liability in the aggregate under this Article 7 for Losses in excess of the Purchase Price actually received by Seller.

(e)            Notwithstanding anything to the contrary contained in this Agreement, indemnifiable Losses under this Article 7 shall not include special, punitive, exemplary, consequential, or indirect damages, other than to the extent claimed or imposed as part of any Third Party Claim, and except for Claims based on fraud.

7.3                 Indemnification Procedures.

(a)            For purposes of this Article 7, the Purchaser Indemnified Party or Seller Indemnified Party making a Claim for indemnity under Section 7.2(a) or 7.2(b) is hereinafter referred to as an “Indemnified Party,” and the Party against whom such Claim is asserted is hereinafter referred to as the “Indemnifying Party.”  As soon as reasonably practicable after an Indemnified Party has actual knowledge of any Claim that it has under Section 7.2(a) or 7.2(b) that could reasonably be expected to result in Losses for which indemnification is available hereunder (an “Indemnification Claim”), the Indemnified Party shall give written notice thereof (a “Claim Notice”) to the Indemnifying Party.  A Claim Notice must describe the Indemnification Claim in reasonable detail, and indicate the amount (estimated in good faith, as necessary and to the extent feasible) of the Losses that have been or may be suffered by the applicable Indemnified Party.  No delay in or failure to give a Claim Notice pursuant to this Section 7.3(a) will adversely affect any of the rights or remedies that the Indemnified Party has under this Agreement, or alter or relieve an Indemnifying Party of its obligation to indemnify the applicable Indemnified Party, except to the extent that the Indemnifying Party is actually prejudiced thereby.  The Indemnifying Party shall respond to the Indemnified Party (a “Claim Response”) within thirty (30) days (the “Response Period”) after the date that the Claim Notice is sent by the Indemnified Party.  Any Claim Response must specify whether or not the Indemnifying Party disputes the Indemnification Claim described in the Claim Notice.  If the Indemnifying Party fails to give a Claim Response within the Response Period, the Indemnifying Party will be deemed not to dispute the Indemnification Claim described in the related Claim Notice.  If the Indemnifying Party elects not to dispute an Indemnification Claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the Losses alleged in such Claim Notice will be conclusively deemed to be an obligation of the relevant Indemnifying Party.  If the Indemnifying Party delivers a Claim Response within the Response Period indicating that it disputes one or more of the matters identified in the Claim Notice, Seller and Purchaser shall promptly meet and use their reasonable efforts to settle the dispute.  Seller and Purchaser shall cooperate with and make available to the other Party and its respective Representatives all information, records and data, and shall permit reasonable access to facilities and personnel, as may be reasonably required in connection with the resolution of such disputes.  If Seller and Purchaser are unable to reach agreement within thirty (30) days after the conclusion of the Response Period, then either Purchaser or Seller’s Representative may resort to other legal remedies subject to the limitations set forth in this Article 7 (including by seeking to enforce the Indemnification Claim).

(b)            The obligations of an Indemnifying Party under this Article 7 with respect to Losses arising from claims of any third party with respect to which an Indemnified Party is entitled to indemnification pursuant to this Article 7 (“Third Party Claims”) shall be governed by the terms and conditions set forth in this Section 7.3(b).  The Indemnifying Party shall be entitled to assume and control the defense of a Third Party Claim at its expense and through counsel of its choice (such counsel to be reasonably acceptable to the Indemnified Party) if it gives written notice of its intention to do so to the Indemnified Party within fifteen (15) days after the receipt of the Claim Notice from the Indemnified Party, which notice acknowledges that the Indemnifying Party is obligated to indemnify, defend and hold harmless the Indemnified Party under the terms of its indemnification obligations hereunder in connection with such Third Party Claim, unless (i) the Indemnifying Party shall at any time fail to conduct the defense in an active and diligent manner, (ii) the Indemnification Claim is in respect of any matter involving criminal liability, (iii) the Indemnified Party’s counsel shall have advised the Indemnified Party that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party, or (iv) the Losses in respect of the Third Party Claim would not, in the reasonable determination of the Indemnified Party, be fully paid by the Indemnifying Party (including, in light of the Claim Cap and, in cases where Seller is the Indemnifying Party, the amount remaining in the Indemnity Escrow Account at the time); provided, further, that the Indemnified Party is hereby authorized (upon reasonable prior written notice to the Indemnifying Party), and at the cost and expense of the Indemnifying Party, prior to the Indemnifying Party’s delivery of a written election to the Indemnified Party of its agreement to defend any Third Party Claim, to file any motion, answer or other pleading that it shall reasonably deem necessary to protect its interests or those of the Indemnifying Party.  If the Indemnifying Party elects to assume the defense of a Third Party Claim pursuant to, and in accordance with, the immediately preceding sentence, (A) the Indemnified Party may participate in such defense with counsel of its own choosing, at its own expense, and (B) the Indemnifying Party shall conduct the defense of the Third Party Claim actively and diligently and the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.  For clarity, from and after Closing, Purchaser shall be responsible for and shall control the defense of the Existing Refund Rate Litigation, provided that expenses incurred by Purchaser for the foregoing shall be subject to indemnification under Section 7.2(a)(v).

(c)            No Third Party Claim may be settled by any Party conducting the defense against such claim without the prior written consent of the other Party, which consent shall not be unreasonably delayed, withheld or conditioned.

7.4                Claims First Paid from Indemnity Escrow Account.  All indemnification claims made by Purchaser pursuant to Sections 7.2(a) shall first be satisfied by releases from the Indemnity Escrow Account in accordance with Section 2.5(c) and thereafter by Seller, all subject to the limitations set forth in this Article 7.

7.5                 Adjustment to Purchase Price.  All indemnification payments paid pursuant to this Article 7 (including any payments made from the Indemnity Escrow Account) shall, to the maximum extent permitted by Law, be treated as an adjustment to the Purchase Price for Tax purposes.

7.6                Sole Remedy. After the Closing, and except for claims based on fraud, the remedies provided in this Article 7 and Section 9.20 shall constitute the exclusive remedies of the Parties hereto at law or in equity for any breach of this Agreement, including any breach of a representation, warranty, agreement or covenant or any other provision contained in this Agreement, and the Parties hereto waive any other remedy (whether under any theory of contract, tort or otherwise or whether at law or in equity) which they or any other Person may have with respect to any breach of this Agreement, including any breach of a representation, warranty, agreement or covenant or any other such provision.

ARTICLE 8
TERMINATION

8.1                Termination.  Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)            by written consent of Seller and Purchaser;

(b)            by either Purchaser or Seller, by giving written notice of such termination to the other Party, if the Closing shall not have occurred on or prior to the date that is seven (7) Business Days after the Execution Date (such date referred to as the “Outside Date”); provided, however, that a Party shall not be able to terminate this Agreement under this Section 8.1(b) if failure to consummate the Closing by such date shall be due to the failure of such Party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement;

(c)            by either Purchaser or Seller if any court of competent jurisdiction or other competent Governmental Authority shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;

(d)            by Purchaser, if the representations or warranties of Seller contained in this Agreement are inaccurate or untrue to the extent that such inaccuracy or untruth would cause the failure of the condition set forth in Section 6.2(a) or if Seller has failed to discharge and fulfill its covenants or agreements contained in this Agreement to the extent that such failure would cause the failure of the condition set forth in Section 6.2(b), and such inaccuracy or failure has not been, or cannot be, cured within thirty (30) days after written notice of such failure, inaccuracy or untruth has been given by Purchaser to Seller; provided, however, that Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 8.1(d) if any of Purchaser’s representations or warranties contained in this Agreement are inaccurate or untrue to the extent that such inaccuracy or untruth would cause the failure of the condition set forth in Section 6.3(a) or if Purchaser has failed to discharge and fulfill its covenants or agreements contained in this Agreement to the extent that such failure would cause the failure of the condition set forth in Section 6.3(b); or

(e)            by Seller, if the representations or warranties of Purchaser contained in this Agreement are inaccurate or untrue to the extent that such inaccuracy or untruth would cause the failure of the condition set forth in Section 6.3(a) or if Purchaser has failed to discharge and fulfill its covenants or agreements contained in this Agreement to the extent that such failure would cause the failure of the condition set forth in Section 6.3(b), and such inaccuracy or failure has not been, or cannot be, cured within thirty (30) days after written notice of such failure, inaccuracy or untruth has been given by Seller to Purchaser; provided, however, that Seller shall not be entitled to terminate this Agreement pursuant to this Section 8.1(e) if any of Seller’s representations or warranties contained in this Agreement are inaccurate or untrue to the extent that such inaccuracy or untruth would cause the failure of the condition set forth in Section 6.2(a) or if Seller has failed to discharge and fulfill its covenants or agreements contained in this Agreement to the extent that such failure would cause the failure of the condition set forth in Section 6.2(b).

8.2                 Effect of Termination.  In the event of the termination of this Agreement in accordance with Section 8.1(a) or 8.1(b) (but in the case of Section 8.1(b), only to the extent that a failure to satisfy the conditions to Closing was not due to the failure of a Party to have fulfilled any of its obligations under this Agreement), this Agreement shall thereafter become void and have no effect, and no Party shall have any Liability to the other Party or their respective Affiliates, directors, officers or employees, except for the obligations of the Parties contained in Section 5.4 and Article 9.  Notwithstanding the foregoing, in the event that either Party breaches this Agreement, the other Party, notwithstanding any termination of this Agreement, shall be entitled to all remedies available at law or in equity.

ARTICLE 9
MISCELLANEOUS PROVISIONS

9.1                Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission against facsimile confirmation or mailed by a nationally recognized overnight courier, prepaid, to the Parties at the following addresses or facsimile numbers:

If to Seller, to:

Mogas Energy, LLC
Attn:  Mohan Thomas, General Counsel
EIF Management / Ares Capital
3 Charles River Place
63 Kendrick Street
Needham, MA 02494
Facsimile No.:  781-292-7099

with a copy (which shall not constitute notice) to:

John Klusaritz
Foley & Lardner
Washington Harbor
3000 K Street, N.W.
Suite 600
Washington, DC 20007
Facsimile No.: 202-672-5399

If to Purchaser, to:

CorEnergy Infrastructure Trust, Inc.
Attn:  David J. Schulte, CEO
1100 Walnut, Suite 3350
Kansas City, MO 64106
Facsimile No.: 816-875-5875

with a copy (which shall not constitute notice) to:

Steven F. Carman
Husch Blackwell LLP
4801 Main St., Suite 1000
Kansas City, MO 64112
Facsimile No.: 816-983-8080

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 9.1, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 9.1, be deemed given upon facsimile confirmation, and (c) if delivered by overnight courier to the address as provided in this Section 9.1, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 9.1).  Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party hereto.

9.2                 Entire Agreement.  This Agreement and the Exhibits and Schedules hereto, including the Company Disclosure Schedule, constitute the entire Agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

9.3                Amendment.  This Agreement may be amended by the Parties hereto at any time, but only by execution of an instrument in writing signed on behalf of Purchaser and Seller.

9.4                Waiver.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative unless otherwise limited by this Agreement.

9.5                Third-Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights upon any Person other than any Person entitled to indemnity under Article 7.

9.6                 No Assignment.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any Party without the prior written consent of the other Party, and any attempt to do so will be void; provided, however, that, without such consent, Purchaser may assign (a) this Agreement and the rights under this Agreement in whole or in part to one or more of the Purchaser’s Affiliates (provided that Purchaser shall not be released from its obligations hereunder as a result of any such assignment), and (b) its rights under Article 7 in whole or in part to any Person that buys either or both of the Companies or any of the Assets (subject to all indemnity limitations under Article 7, including the Survival Periods, the Claim Deductible Threshold, and the Claim Cap, and provided that, in the case of any assignment under this clause (b), (X) the assignee agrees to comply with this Agreement and the Escrow Agreement with respect to the enforcement of such rights, (Y) Purchaser shall not be released from any of its obligations under Section 2.5 or under the Escrow Agreement, and (Z) Purchaser shall be entitled to enforce any rights under Section 2.5 or under the Escrow Agreement on behalf of the assignee).

9.7                 Publicity.  Prior to the Closing, neither Party shall issue a press release or make any other public announcement concerning the transactions contemplated by this Agreement or the Transaction Documents without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned, except to the extent required by Law; provided that, to the extent any such disclosure is required by Law, the Party intending to make such release shall use its commercially reasonable efforts consistent with Law to consult with the other Party with respect to the text thereof.

9.8                Return of Information.  If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Purchaser shall promptly return to Seller all books and records furnished by the Companies or Seller or any of their respective Representatives (including all copies, summaries and abstracts, if any, thereof).  To the extent such materials provided by the Companies and/or Seller cannot be returned, Purchaser shall promptly execute and deliver to the Companies and/or Seller certification of their destruction.

9.9                Expenses.  Except as otherwise expressly provided herein, whether or not the transactions contemplated by this Agreement are consummated, each Party hereto shall be responsible for the payment of its own respective costs and expenses incurred in connection with the negotiation, preparation, execution, delivery and performance of its respective obligations pursuant to this Agreement, including the fees of any attorneys, accountants, brokers or advisors employed or retained by or on behalf of such Party.

9.10            Schedules.  The disclosure of any matter in any Schedule relating to a section of this Agreement, as may be amended or supplemented prior to the Closing in accordance with the terms of this Agreement, shall be deemed to be a disclosure relating to other sections of this Agreement to the extent the relevance of such disclosure to such other sections is reasonably apparent on the face of such disclosure, but shall expressly not be deemed to constitute an admission by Seller or Purchaser, or to otherwise imply, that any such matter is material for the purposes of this Agreement.

9.11              Governing Law.  This Agreement, any other Transaction Documents and any other closing documents shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its principles or rules regarding conflicts of laws.

9.12             Submission to Jurisdiction.  Each Party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other Party hereto or its successors or assigns may be brought and determined by either a state court or federal court sitting in the State of New York and each Party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts.  Each Party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.13             Waiver of Jury Trial.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

9.14              Costs of Litigation.  The Parties agree that the prevailing Party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other Party or Parties all reasonable out-of-pocket costs and expenses incurred by the prevailing Party in connection with such action, including without limitation attorneys’ fees.  With regard to any action brought by a Party after the Closing, the foregoing right of such Party to recover costs and expenses shall be subject to the Claims Cap and other limitations set forth in Article 7.

9.15              Headings.  The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

9.16              Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

9.17              Construction.  The Parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in the drafting of each provision hereof.  In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

9.18              Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but which together will constitute one and the same instrument.

9.19              Binding Effect.  At such time as this Agreement has been executed and delivered by Purchaser and Seller, this Agreement shall be binding upon such Parties.

9.20              Specific Performance.  Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Party shall be entitled, in addition to any other remedies that may be available under this Agreement, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which such other Party may be entitled, at law or in equity.

[signature page follows]

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the date first written above.

Mogas Energy, LLC

By:	/s/ Jose A. Torres Monllor

Name:	Jose A. Torres Monllor

Title:	Vice President

CorEnergy Infrastructure Trust, Inc.

By:	/s/ David J. Schulte

Name:	David J. Schulte

Title:	Chief Executive Officer

LIST OF OMITTED SCHEDULES AND EXHIBITS1

Schedule 1	-	Working Capital
Schedule 2.7	-	Allocation of Purchase Price
Schedule 3.1	-	Company Organization
Schedule 3.2	-	Company Interests
Schedule 3.3	-	Conflict
Schedule 3.4	-	Seller Consents
Schedule 3.5(a)	-	Litigation
Schedule 3.5(b)	-	Orders
Schedule 3.6	-	Financial Statements
Schedule 3.8	-	No Material Adverse Effect
Schedule 3.9	-	Compliance With Laws
Schedule 3.10(a)(i)	-	Employees
Schedule 3.10(a)(ii)	-	Employee Matters
Schedule 3.10(a)(iii)	-	Employee Agreements
Schedule 3.10(b)	-	Employee Claims
Schedule 3.11(a)	-	Plans
Schedule 3.11(d)	-	Benefits
Schedule 3.11(i)	-	Non-Qualified Deferred Compensation Plans
Schedule 3.12(a)	-	Real Property
Schedule 3.12(b)	-	Real Property Rights
Schedule 3.13(a)	-	Title
Schedule 3.13(c)	-	Personal Property
Schedule 3.13(d)	-	Condition of Assets
Schedule 3.14	-	Liabilities
Schedule 3.15	-	Intellectual Property
Schedule 3.16	-	Tax Matters
Schedule 3.17(a)	-	Material Contracts
Schedule 3.17(b)	-	Default
Schedule 3.18(c)	-	Environmental Laws
Schedule 3.18(d)	-	Hazardous Substances
Schedule 3.19	-	Insurance
Schedule 3.22	-	Bank Accounts
Schedule 3.24	-	Indemnity Agreements
Schedule 4.4	-	Purchaser Consents
Schedule 6.2(e)	-	Seller Approvals
Schedule 6.3(d)	-	Purchaser Approvals

Exhibit A	-	Map of Pipeline System
Exhibit B	-	Form of Escrow Agreement

1 A copy of the omitted schedules and exhibits will be provided supplementally to the Commission upon request.